EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

PFIZER INC.

ECLIPSE ACQUISITION CORP. AND

ICAGEN, INC.

Dated as of July 20, 2011

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TABLE OF CONTENTS

ANNEXES

Annex I – Conditions to the Offer

Annex II – Form of Tender and Voting Agreement

Annex III – Form of Certificate of Incorporation of the Surviving Corporation

Annex IV – Form of Amendment to Purchase Agreement

Annex V – Form of Amendment to Collaborative Research and License Agreement

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Index of Defined Terms

Capitalized terms in this Agreement shall have the defined meanings that appear in the provisions of the Agreement listed below.

Section

Acceptance Time	5.2(b)
Acquisition Proposal	5.2(a)
Adverse Recommendation Change	5.2(c)
Affiliate	3.3(c)
Agreement	Preamble
Alternative Acquisition Agreement	5.2(a)
Assignee	9.5(a)
Book-Entry Share	2.1(c)
business day	9.9(b)
Certificate of Merger	1.4
Certificate	2.1(c)
Change	3.1(a)
Closing	1.5
Closing Date	1.5
Code	2.6
Company	Preamble
Company Balance Sheet	3.6(a)
Company Board of Directors	Recitals
Company Disclosure Schedule	SECTION 3
Company Intellectual Property	3.12(b)
Company Joint Venture	3.4
Company’s knowledge	9.9(b)
Company Material Adverse Effect	3.1(a)
Company Option	2.4(a)
Company Preferred Stock	3.3(a)
Company Rights	3.3(a)
Company RSU	2.4(b)
Company SEC Reports	3.5
Company Stockholder Approval	6.1
Company Stock Plans	2.4(a)
Company Subsidiary	3.4
Company Transaction Expenses	Annex I
Company Warrant	2.4(d)
Confidentiality Agreement	1.2(c)
Current D&O Insurance	6.9(c)
Delisting Period	6.4
DGCL	Recitals
Dissenting Shares	2.3(a)
Effective Time	1.4
Environmental Law	3.19(f)(i)
Environmental Liability	3.19(f)(ii)

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Index of Defined Terms

Environmental Permits	3.19(f)(iii)
ERISA	3.16(a)
ERISA Affiliate	3.16(b)
Exchange Act	1.1(a)
Exchange Fund	2.2(a)
Expiration Date	1.1(a)
FCPA	3.9(c)
FDA	3.9(d)
Fee Schedule	3.12(c)
FIRPTA Certificate	6.13
Good Clinical Practices	3.9(g)
Good Laboratory Practices	3.9(g)
Good Manufacturing Practices	3.9(h)
Governmental Entity	9.9(b)
Hazardous Materials	3.19(f)(iv)
Indemnified Party	6.9(a)
Independent Directors	6.10(a)
IRS	3.16(a)
Laws	3.9(b)
Maximum Premium	6.9(c)
Merger	1.3(a)
Merger Agreement	Annex I
Merger Consideration	2.1(c)
Minimum Condition	Annex I
Notice Period	5.2(d)
OECD Convention	3.9(c)
Offer	Recitals
Offer Documents	1.1(c)
Offer Price	Recitals
Offer to Purchase	1.1(a)
on a fully diluted basis	9.9(b)
Outside Date	8.1(b)(ii)
Parent	Preamble
Patents	3.12(a)
Paying Agent	2.2(a)
Permits	3.9(a)
person	9.9(b)
Plans	3.16(a)
Post-Closing SEC Reports	6.4
Pre-Closing Period	5.1
Principal Stockholders	Recitals
Prohibited Payment	3.9(c)
Proprietary Rights	3.12(a)
Proxy Statement	1.8(a)(ii)
Purchase Agreement	1.8(b)
Real Property	3.18(a)

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Index of Defined Terms

Regulation M-A	1.1(c)
Reporting Tail Endorsement	6.9(c)
Representatives	5.2(a)
Restraints	8.1(b)(i)
Rights Agreement	3.3(a)
Sarbanes-Oxley Act	3.6(b)
Schedule 14D-9	1.2(b)
Schedule TO	1.1(c)
SEC	1.1(a)
Securities Act	3.11(c)
Shares	Recitals
Special Meeting	1.8(a)(i)
Sub	Preamble
Sub Common Stock	2.1
Superior Proposal	5.2(b)
Surviving Corporation	1.3(a)
Tax	3.15(a)
Taxable	3.15(a)
Tax Return	3.15(a)
Tender Completion Time	6.3
Tender and Voting Agreements	Recitals
Termination Fee	8.2(b)
Top-Up Option	1.10(a)
Top-Up Shares	1.10(a)
Trade Secrets	3.12(a)
UK Bribery Act	3.9(c)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 20, 2011 is among PFIZER INC. (“Parent”), a Delaware corporation, ECLIPSE ACQUISITION CORP. (“Sub”), a newly-formed Delaware corporation and a direct or indirect wholly-owned subsidiary of Parent, and ICAGEN, INC. (the “Company”), a Delaware corporation.

R E C I T A L S

WHEREAS, Parent and the Board of Directors of each of Sub and the Company has approved the acquisition of the Company by Parent on the terms and conditions set forth in this Agreement;

WHEREAS, in furtherance thereof, it is proposed that Sub commence a cash tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to acquire all shares of the issued and outstanding common stock, par value $0.001 per share, of the Company (the “Shares”), for $6.00 for each Share, net to the seller in cash (such price, or any such higher price per Share as may be paid in the Offer, referred to herein as the “Offer Price”), without interest;

WHEREAS, the Board of Directors of each of Sub and the Company has approved this Agreement and the transactions contemplated hereby, including the Merger following consummation of the Offer, in accordance with the Delaware General Corporation Law (“DGCL”) and upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and, as of the date of this Agreement, has resolved to recommend that the holders of Shares accept the Offer and adopt this Agreement upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent entering into this Agreement, certain Company stockholders (the “Principal Stockholders”) have entered into tender and voting agreements, dated as of the date hereof, in substantially the form set forth in Annex II, pursuant to which, among other things, each of the Principal Stockholders has agreed to tender his, her or its Shares to Sub in the Offer (the “Tender and Voting Agreements”); and

WHEREAS, the Company, Parent and Sub desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

SECTION 1 - THE OFFER AND THE MERGER

1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, as promptly as practicable (and in any event no later than the tenth (10) business day after the date of this Agreement), Sub shall, and Parent shall cause Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer. The obligations of Sub to accept for payment and to pay for any Shares validly tendered and not withdrawn prior to the expiration of the Offer (as it may be extended in accordance with this Section 1.1(a)) shall be subject only to the conditions set forth in Annex I. Subject to the prior satisfaction or waiver by Parent and Sub of the conditions set forth in Annex I, Sub shall consummate the Offer in accordance with its terms and accept for payment and pay for all Shares tendered and not withdrawn promptly (in accordance with Rule 14e-1 under the Exchange Act) following the acceptance of Shares for payment pursuant to the Offer. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement and the conditions set forth in Annex I. Parent and Sub expressly reserve the right to waive any of such conditions, to increase the Offer Price and to make any other changes in the terms of the Offer; provided, however, that Sub shall not, and Parent shall cause Sub not to, decrease the Offer Price, change the form of consideration payable in the Offer, decrease the number of Shares sought in the Offer, waive or change the Minimum Condition, impose additional conditions to the Offer, amend, modify or supplement any of the conditions or the terms of the Offer in any manner adverse to holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent the consummation of the Offer or prevent or impair the ability of the Parent or Sub to consummate the Offer, the Merger or the other transactions contemplated by this Agreement, or extend the offer beyond a date that is twenty-one (21) business days after commencement of the Offer or the last extension (in accordance with this Section 1.1), if any, of the Offer, whichever is later (the “Expiration Date”) except as set forth below, in each case without the prior written consent of the Company (such consent to be authorized by the Company Board of Directors or a duly authorized committee thereof). Notwithstanding the foregoing, Sub may, without the consent of the Company (and, in the case of clause (i), so long as an Acquisition Proposal has not been made, shall upon the Company’s unconditional request made not less than one (1) business day prior to the Expiration Date) (i) extend the Offer beyond the initial expiration date for additional successive extension periods of not more than five (5) business days each if, at any scheduled (or extended) expiration of the Offer, any of the conditions to Sub’s obligation to accept Shares for payment shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the United States Securities and Exchange Commission (“SEC”), or the staff thereof, that is applicable to the Offer, or (iii) extend (or re-extend) the Offer for up to two (2) periods of not more than ten (10) business days each, beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, as of such date, all of the conditions to Sub’s obligations to accept for payment and pay for all Shares are satisfied or waived, but there shall not have been validly tendered and not withdrawn pursuant to the Offer that number of Shares necessary to permit the Merger to be effected without a meeting of the Company’s stockholders in accordance with the DGCL. In addition to the foregoing and excluded from any such limitations, Sub also may provide a “subsequent offering period” (not in excess of 10 business days) in accordance with Rule 14d-11 under the Exchange Act.

(b) The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares occurring on or after the date hereof and prior to Sub’s acceptance for payment of, and payment for, Shares pursuant to the Offer.

(c) On the date of commencement of the Offer, Parent and Sub shall file with the SEC, pursuant to Regulation M-A under the Exchange Act (“Regulation M-A”), a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal, summary advertisement and other required ancillary offer documents (collectively, together with any amendments and supplements thereto, the “Offer Documents”). Subject to Section 5.2, the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company Board of Directors referred to in Section 3.21(a). Subject to the Company’s compliance with Section 1.2(c), Parent and Sub agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable Law. Parent and Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that they shall become aware that such information shall have become false or misleading in any material respect or as otherwise required by Law. Parent and Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable Law. The Company shall be given a reasonable opportunity to review and comment on the Schedule TO and any amendment thereto before it is filed with the SEC. In addition, Parent and Sub agree to provide the Company with any comments, whether written or oral, that Parent, Sub or their counsel may receive from time to time prior to the expiration or termination of the Offer, from the SEC or its staff with respect to the Offer Documents, promptly upon receipt of such comments, and any written or oral responses thereto, and to consult with the Company and its counsel prior to responding to any such comments, either in written or oral form. After the commencement of the Offer, neither Parent nor Sub will publish, send or give to Company stockholders supplemental or revised materials without the Company’s prior written consent.

(d) Parent shall provide or cause to be provided to or on behalf of Sub promptly following the expiration of the Offer or any subsequent extension thereof, as applicable, all funds necessary to accept for payment any Shares that have been validly tendered and not withdrawn pursuant to the Offer and that Sub is obligated to accept for payment pursuant to the Offer and permitted to accept for payment under applicable Law.

(e) Unless this Agreement is terminated pursuant to SECTION 8, Sub shall not terminate or withdraw the Offer prior to any scheduled expiration date without the prior written consent of the Company. In the event this Agreement is terminated pursuant to SECTION 8, Sub shall promptly (and in any event within one (1) business day) following such termination terminate the Offer and shall not acquire any Shares pursuant thereto. If the Offer is terminated in accordance with this Agreement prior to the purchase of Shares in the Offer, Sub shall promptly return, or cause any depositary acting on behalf of Sub to return, all tendered Shares to the tendering stockholders.

1.2 Company Actions.

(a) Subject to Section 5.2 and to any consents or approvals of the Company’s stockholders required under applicable Law, the Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated hereby.

(b) On or as promptly as practicable after the date the Offer is commenced (and in any event no later than the earlier of (i) the tenth (10) business day after the date of this Agreement and (ii) the fifth (5th) business day after the date the Offer is commenced), the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) which shall, subject to the provisions of Section 5.2, contain the recommendation of the Company Board of Directors referred to in Section 3.21(a). The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable Law. The Company, on the one hand, and Parent and Sub, on the other hand, agree to promptly correct and supplement any information provided by it for use in the Schedule 14D-9 if and to the extent that if they shall become aware that such information shall have become false or misleading in any material respect or as otherwise required by Law. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case as and to the extent required by applicable Law. Parent and Sub shall be given the opportunity to review and comment on the Schedule 14D-9 and any amendment thereto before filing with the SEC and the Company agrees to provide Parent and Sub any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and to consult with Parent, Sub and their counsel prior to responding to any such comments, either in written or oral form.

(c) The Company shall promptly furnish or cause to be furnished to Parent or Sub mailing labels, security position listings and any available listings and computer files containing the names and addresses of the record holders of the Shares as of the most recent practicable date, and, to the extent known, of those persons becoming record holders subsequent to such date, and shall promptly furnish Parent or Sub with such information and assistance (including, but not limited to, lists of holders of the Shares, updated periodically, and their addresses, mailing labels and lists of security positions) as Parent or Sub or its agent(s) may reasonably request. Subject to applicable Law, such information shall be held confidential by Parent and Sub under the terms of that certain letter agreement dated as of October 10, 2006, as amended on June 14, 2011 by and between Parent and the Company (the “Confidentiality Agreement”). Parent and Sub shall use such information only in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and, if this Agreement shall be terminated in accordance with SECTION 8, shall destroy all electronic copies of such information and deliver to the Company all other copies of such information then in their possession or under their control in accordance with the Confidentiality Agreement. For the avoidance of doubt, the parties agree that the Confidentiality Agreement does not restrict steps to prepare, file or disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated hereby.

1.3 The Merger.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Sub shall consummate a merger (the “Merger”) in accordance with the DGCL pursuant to which (i) Sub will be merged with and into the Company and the separate corporate existence of Sub will thereupon cease; (ii) the Company will be the successor or surviving corporation in the Merger and will continue to be governed by the Laws of the State of Delaware; (iii) the corporate existence of the Company with all its rights, privileges, powers and franchises will continue; and (iv) the Company will succeed to and assume all the rights and obligations of Sub. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b) At the Effective Time, the certificate of incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety to be in the form of Annex III and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, subject to the provisions of Section 6.8 hereof.

(c) At the Effective Time, and without any further action on the part of the Company or Sub, the bylaws of the Company shall be amended and restated in their entirety to be identical to the bylaws of Sub as in effect immediately prior to the Effective Time (except that such bylaws shall be amended to reflect that the name of the Surviving Corporation shall be Icagen, Inc.), and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

1.4 Effective Time. Parent, Sub and the Company shall cause an appropriate certificate of merger complying with Section 251 of the DGCL or an appropriate certificate of ownership and merger complying with Section 253 of the DGCL, as applicable (the “Certificate of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the time and date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such later time and date as is specified in the Certificate of Merger, such time hereinafter referred to as the “Effective Time.”

1.5 Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m. (Eastern time) on a date to be specified by the parties, such date to be no later than the second (2nd) business day after satisfaction or waiver of all of the conditions set forth in SECTION 7 capable of satisfaction prior to the Closing (the “Closing Date”) at the offices of Ropes & Gray, LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199, unless another date or place is agreed to in writing by the parties hereto.

1.6 Directors and Officers of the Surviving Corporation. The directors of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws. Prior to the Effective Time, the Company shall cause each member of the Company Board of Directors, other than Parent’s or Sub’s designees pursuant to Section 6.9, to execute and deliver a letter effectuating his or her resignation as a director of the Company upon the Effective Time.

1.7 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.8 Stockholders’ Meeting.

(a) If required by applicable Law in order to consummate the Merger, the Company, acting through the Company Board of Directors, in accordance with applicable Law and the Company’s certificate of incorporation and bylaws, shall:

(i) duly call, give notice of, convene and hold a special meeting of its stockholders to consider the adoption of this Agreement (the “Special Meeting”) as soon as reasonably practicable following the Acceptance Time;

(ii) as soon as reasonably practicable following the Acceptance Time, prepare and file with the SEC under the Exchange Act a preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after Parent shall have had a reasonable opportunity to review and comment on the Proxy Statement, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (in either case, the “Proxy Statement”) to be mailed to its stockholders as promptly as practicable;

(iii) subject to Section 5.2, include in the Proxy Statement the recommendation of the Company Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement; and

(iv) use its reasonable best efforts to solicit from holders of Shares proxies in favor of the adoption of this Agreement and take all other action reasonably necessary or advisable to secure the approval of stockholders required by the DGCL and any other applicable Law and the Company’s certificate of incorporation and bylaws (if applicable) to effect the Merger.

(b) Parent and the Company have simultaneously with the execution of this Agreement entered into an amendment in the form attached hereto as Annex IV to that certain Purchase Agreement dated as of August 13, 2007, by and between Parent and the Company (the “Purchase Agreement”), which amendment permits Parent to vote, or cause to be voted, and Parent hereby agrees to vote, or cause to be voted, all of the Shares then beneficially owned by Parent or any of its subsidiaries (including Sub) in favor of the Merger and the adoption of this Agreement.

1.9 Merger Without Meeting of Stockholders. Notwithstanding Section 1.8, in the event that Parent and its subsidiaries (including Sub) shall collectively hold at least ninety percent (90%) of the outstanding shares of each class of capital stock of the Company entitled to vote on the Merger, pursuant to the Offer or otherwise, the parties hereto agree, subject to SECTION 7, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable, without a meeting of stockholders of the Company, in accordance with and subject to the DGCL.

1.10 Top-Up Option.

(a) The Company hereby grants to Sub an irrevocable option (the “Top-Up Option”), exercisable, in whole and not in part, only on the terms and conditions set forth in this Section 1.10, to purchase at a price per share equal to the Offer Price paid in the Offer that number of newly issued Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares directly or indirectly owned by Parent or Sub at the time of exercise of the Top-Up Option, shall constitute one share more than ninety percent (90%) of the Shares outstanding immediately after the issuance of the Top-Up Shares (determined on a fully diluted basis); provided, however, that the Top-Up Option shall not be exercisable for a number of Shares in excess of the aggregate number of Shares held as treasury shares by the Company and the number of Shares that the Company is authorized to issue under its certificate of incorporation but which (i) are not issued and outstanding and (ii) are not reserved for issuance under the Company Stock Plans or to otherwise satisfy outstanding rights to acquire Shares. The Top Up Option shall be exercisable once at any time following the Acceptance Time and prior to the earlier to occur of (A) the Effective Time and (B) the termination of this Agreement in accordance with its terms. Sub may assign the Top-Up Option and its rights and obligations pursuant to this Section 1.10, in its sole discretion, to Parent or any of Parent’s Subsidiaries.

(b) The obligation of the Company to deliver Top-Up Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by the Company, that (A) no provision of any applicable Law, and no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court of competent jurisdiction or other Governmental Entity of competent jurisdiction, shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise, (B) the issuance of Top-

Up Option Shares pursuant to the Top-Up Option would not require approval of the Company’s stockholders under applicable Law, (C) Sub has accepted for payment all Shares validly tendered in the Offer and not withdrawn and (D) the Minimum Condition shall have been satisfied; and, provided, further, that the Top-Up Option shall terminate concurrently with the termination of this Agreement.

(c) The parties shall cooperate to ensure that the issuance and delivery of the Top-Up Shares comply with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act. If Sub wishes to exercise the Top-Up Option, Sub shall give the Company two (2) business days prior written notice, specifying (i) the number of Shares directly or indirectly owned by Parent and Sub at the time of such notice and (ii) a place and a time for the closing of such purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Sub specifying, based on the information provided by Sub in its notice, the number of Top-Up Shares. Prior to the closing of the purchase of the Top-Up Shares, upon Sub’s request, the Company shall cause its transfer agent to certify in writing to Sub the number of Shares issued and outstanding and the Company shall certify in writing to Sub the number of outstanding Company Options, Company RSUs and Company Warrants, in each case as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Top-Up Shares.

(d) The aggregate purchase price payable for the Top-Up Shares may be paid, at Sub’s option, (i) in cash, (ii) by (x) paying in cash an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the balance of the remaining aggregate purchase price, or (iii) some combination thereof. Any such promissory note will include the following terms: (1) the maturity date will be one (1) year after issuance, (2) the unpaid principal amount of the promissory note will accrue interest at a rate equal to the London Interbank Offered Rate and (3) the promissory note may be prepaid in whole or in part at any time, without penalty or prior notice.

(e) At the closing of the purchase of the Top-Up Shares, Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such Top-Up Shares, and the Company shall cause such Top-Up Shares to be issued to Sub via book-entry delivery. Sub shall consummate the Merger pursuant to Section 253 of the DGCL promptly (and in any event within one (1) business day) following the closing of the purchase of the Top-Up Shares.

(f) Parent and Sub acknowledge that the Top-Up Shares that Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Sub represent and warrant to the Company that Sub is, or will be upon the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

SECTION 2 - CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or any shares of common stock, par value $0.01 per share, of Sub (“Sub Common Stock”):

(a) Sub Common Stock. Each issued and outstanding share of Sub Common Stock shall be converted into and become one (1) fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by the Company as treasury stock and any Shares owned by Parent or Sub shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be payable in exchange therefor.

(c) Conversion of Shares. Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted into the right to receive the Offer Price, payable to the holder thereof in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest thereon, upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2.

2.2 Exchange of Certificates.

(a) Paying Agent. Parent shall designate a bank or trust company that is reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) and to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(c). Parent shall cause the Surviving Corporation to provide to the Paying Agent at or prior to the Effective Time cash necessary to pay for the Shares converted into the right to receive the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). If for any reason the Exchange Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under Section 2.1(c), Parent shall promptly deposit or cause the Surviving Corporation promptly to deposit additional cash with the Paying Agent sufficient to make all payments of Merger Consideration. The Paying Agent may invest the cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or a Book-Entry Share, which immediately prior to the Effective Time represented outstanding Shares, whose shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Paying Agent and shall otherwise be in customary form); and (ii) in the case of holders of Certificates, instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and properly completed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. Upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a transfer of Book-Entry Shares, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Book-Entry Shares, and the Book-Entry Shares so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon, and shall not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this SECTION 2.

(d) Termination of Exchange Fund; No Liability. At any time following one (1) year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates and Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If Certificates or Book-Entry Shares are not surrendered prior to two (2) years after the Effective Time, unclaimed Merger Consideration payable with respect to such Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

2.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. From and after the Effective Time, a stockholder who has properly exercised such appraisal rights shall not have any rights of a stockholder of the Company or the Surviving Corporation with respect to such Shares, except those provided under Section 262 of the DGCL. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Shares held by him, her or it in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his, her or its right to appraisal, in which case such Shares shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of such holder’s Certificates or Book-Entry Shares, pursuant to Section 2.2. The parties hereby agree and acknowledge that in any appraisal proceeding with respect to the Dissenting Shares, and to the fullest extent permitted by applicable Law, the fair value of the Dissenting Shares will be determined in accordance with Section 262 of the DGCL without regard to the Top-Up Option, the Top-Up Shares or any promissory note delivered by Sub or Parent to the Company in payment for the Top-Up Shares.

(b) The Company shall give Parent (i) prompt written notice of any written demands for appraisal (including copies of such demands), attempted withdrawals of such demands and any other instruments received by the Company relating to rights of appraisal; and (ii) the opportunity to participate in the conduct of all negotiations and proceedings with respect to demands for appraisal. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

2.4 Company Stock Plans and Warrants.

(a) Effective as of the Effective Time, each stock option that is outstanding immediately prior to the Effective Time (each a “Company Option” and collectively, the “Company Options”) granted under the Company’s Equity Compensation Plan, as amended, and 2004 Stock Incentive Plan, as amended (collectively, the “Company Stock Plans”), without regard to the extent then vested and exercisable, shall be cancelled and, in consideration of such cancellation, Parent shall, or shall cause the Surviving Corporation to, promptly following the Effective Time, pay to each holder of Company Options, an amount in respect thereof equal to the product of (x) the excess, if any, of the Offer Price over the exercise price of each such Company Option and (y) the number of Shares then subject thereto (such payment, if any, to be net of applicable Taxes withheld pursuant to Section 2.6 and without interest). Each Company Option that has an exercise price equal to or greater than the Offer Price shall be cancelled with no consideration due to the holder thereof. As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto other than the right to receive the cash payment, if any, contemplated by this Section 2.4(a). Prior to the Effective Time, the Company shall take all actions necessary to effectuate this Section 2.4(a).

(b) Effective as of the Acceptance Time, each restricted stock unit granted by the Company under a Company Stock Plan that is outstanding immediately prior to the Acceptance Time (each, a “Company RSU”) shall vest and shall be settled by the Company through the issuance to each holder thereof of one Share in respect of each Company RSU that so vests (subject to any applicable withholding). At the Effective Time, each Share issued with respect to such former Company RSU shall be converted into the right to receive the Merger Consideration pursuant to Section 2.1. Prior to the Effective Time, the Company shall take all actions necessary to effectuate this Section 2.4(b).

(c) As of the Effective Time, the Company Stock Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled. The Company shall take all actions necessary to effectuate the foregoing, including, but not limited to, sending out the requisite notices, obtaining any necessary resolutions of the Company Board of Directors or a committee thereof, and obtaining all consents necessary to cash out and cancel all Company Options and Company RSUs, so as to ensure that, after the Effective Time, no person shall have any right under the Company Stock Plans or any other plan, program, or arrangement which provides for the issuance or grant of any interest in respect of the capital stock of the Company, except for the right to receive the payments, if any, contemplated by Sections 2.4(a) and 2.4(b) above.

(d) Effective as of the Effective Time, each outstanding warrant to purchase Shares (each, a “Company Warrant”) shall become exercisable for the right to receive the Merger Consideration payable pursuant to Section 2.1 (such payment, if any, to be net of applicable Taxes withheld pursuant to Section 2.6).

2.5 Section 16. The Company Board of Directors shall, to the extent necessary, take appropriate action, prior to or as of the Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement.

2.6 Withholding. Each of Parent, Sub, the Surviving Corporation, the Paying Agent, and the Company shall be entitled to deduct and withhold, and/or cause to be deducted and withheld, from any amounts payable or otherwise deliverable in connection with the transactions contemplated by this Agreement such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of any other federal, state, local or foreign Tax law. To the extent such amounts are so deducted or withheld, such amounts shall be (a) remitted by Parent, Sub, the Surviving Corporation, the Paying Agent, or the Company, as the case may be, to the applicable Governmental Entity and (b) treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid. Any transfer and similar Taxes imposed in connection with the transactions contemplated by this Agreement shall be for the account of the person(s) to whom consideration is payable with respect to such transactions.

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth on the disclosure schedule delivered by the Company to Parent on the date hereof (the “Company Disclosure Schedule”), each section of which qualifies the correspondingly numbered representation or warranty to the extent specified therein and such other representations or warranties to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation or warranty reasonably apparent, the Company hereby makes the following representations and warranties to, and agreements with, Parent and Sub:

3.1 Organization and Qualification.

(a) The Company is a corporation validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted. The Company is qualified or otherwise authorized to transact business as a foreign corporation or other organization and is in good standing in all jurisdictions in which such qualification or authorization is required by Law, except for jurisdictions in which the failure to be so qualified or authorized and in good standing would not have a Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any change, event, circumstance, effect or development (“Change”) that, individually or in the aggregate with all other Changes that exist on the date of determination of the occurrence of a Company Material Adverse Effect, has had or is reasonably likely to have a material adverse effect on (i) the business, financial condition, assets (including intellectual property assets) or results of operations of the Company or (ii) the ability of the Company to consummate the Offer or the Merger; provided, however, that in no event shall Changes resulting from any of the following be taken into account in determining whether there is, has been or would reasonably be expected to be a “Company Material Adverse Effect”: (A) changes in conditions of the economy or securities markets of the United States or any other country or region in the world in general that in the aggregate do not have a materially disproportionate impact on the Company, (B) changes in conditions affecting the biopharmaceutical industry that in the aggregate do not have a materially disproportionate impact on the Company, (C) changes in conditions credit markets, currency markets or other financial markets in the United States or any other country or region in the world that in the aggregate do not have a materially disproportionate impact on the Company, (D) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world that in the aggregate do not have a materially disproportionate impact on the Company, (E) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world that in the aggregate do not have a materially disproportionate impact on the Company; (F) the announcement of this Agreement or the consummation of the transactions contemplated hereby (but not any legal or contractual consequence of the

Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby); (G) any actions taken or failure to take action, in each case, to which the Parent has approved, consented to in accordance with this Agreement or requested in writing; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement; (H) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof) that in the aggregate do not have a materially disproportionate impact on the Company; or (I) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying facts or circumstances giving rise to any such change may be taken into account in determining whether there has occurred or may, would or could occur a Company Material Adverse Effect if such facts and circumstances are not otherwise excluded from this definition).

(b) The Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as presently in effect, and the Company is not in default in the performance, observation or fulfillment of such documents.

3.2 Authority to Execute and Perform Agreement. The Company has all necessary corporate power and authority to enter into, execute and deliver this Agreement and, subject, in the case of consummation of the Merger, to the adoption of this Agreement by the holders of the Shares, to perform fully its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company Board of Directors. No other corporate action on the part of the Company is necessary to authorize the consummation of the transactions contemplated hereby (other than adoption of this Agreement by the holders of the Shares). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

3.3 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 18,750,000 Shares and 10,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). Each class of the Company’s capital stock is entitled to the rights and privileges set forth in the Company’s certificate of incorporation. As of the date of this Agreement, (i) 8,852,725 Shares are issued and outstanding and (ii) 120,000 shares of Company Preferred Stock have been designated as Series A Junior Participating Preferred Stock, all of which were reserved for issuance upon exercise of the preferred stock purchase rights (the “Company Rights”) issuable pursuant to the Rights Agreement, dated as of December 2, 2008, by and between the Company and American Stock Transfer & Trust

Company LLC, as rights agent (as amended prior to the date hereof, the “Rights Agreement”). No shares of Company Preferred Stock are issued or outstanding.

(b) Section 3.3(b) of the Company Disclosure Schedule includes a complete list, as of the date of this Agreement, of (i) each option to purchase Shares, including with respect to each such option, the name of the applicable holder, the number of Shares subject to such option, the Company Stock Plan under which such option was granted, the date of grant, the expiration date, the exercise price, whether such option is intended to be an incentive stock option, whether such option by its terms is subject to accelerated vesting in connection with the transactions contemplated by this Agreement and with respect to each option to purchase Shares at an exercise price per share equal to or less than the Offer Price, the applicable vesting schedule, (ii) each outstanding restricted stock unit granted by the Company, including with respect to each such restricted stock unit, the name of the applicable holder, the Company Stock Plan under which such restricted stock unit was granted, the grant date, the applicable vesting schedule, whether such restricted stock unit by its terms is subject to accelerated vesting in connection with the transactions contemplated by this Agreement and, any performance targets or market conditions related to vesting and the repurchase price relating to each grant of a restricted stock unit, (iii) the total number of Shares reserved for future issuance under each Company Stock Plan, and (iv) each outstanding Company Warrant, including the date of grant, the expiration date, the number of Shares subject thereto and the exercise price thereof. The Company Stock Plans (including all amendments) have been duly approved by the Company’s stockholders. Other than the Company Warrants, all equity and equity-based awards granted by the Company have been granted under the Company Stock Plans. All outstanding options to purchase Shares were granted with an exercise price not less than the fair market value of a Share on the relevant date of grant. The Company has made available to the Parent complete and accurate copies of all (w) Company Stock Plans, (x) forms of stock option agreements evidencing options to purchase Shares (and, if individual agreements deviate from the form, individual agreements), (y) forms of agreements evidencing restricted stock units (and, if individual agreements deviate from the form, individual agreements) and (z) forms of the Company Warrants (and, if individual agreements deviate from the form, individual agreements).

(c) Except as set forth in this Section 3.3, Section 3.3 of the Company Disclosure Schedule or as contemplated by this Agreement, (i) there are not as of the date of this Agreement, and at the Acceptance Time there will not be, any equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are not as of the date of this Agreement, and at the Acceptance Time there will not be, any options, warrants, equity securities, restricted stock, restricted stock units, calls, rights, commitments or agreements to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver, sell or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity or voting interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity or voting interests, or obligating the Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, restricted stock, restricted stock unit, call, right, commitment or agreement, other than the Top-Up Option. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or, with the exception of stock options, restricted stock units and warrants listed on Section 3.3(b) of the

Company Disclosure Schedule, any similar rights or obligations measured directly or indirectly by the value of Shares or other equity securities of the Company. None of the Company or, to the Company’s knowledge, any of its Affiliates, is a party to or is bound by any agreement with respect to the voting (including proxies) or sale or transfer of any shares of capital stock or other equity or voting interests of the Company, other than as set forth in the Purchase Agreement. For all purposes of this Agreement, the term “Affiliate” when used with respect to any person means any other person who is an “affiliate” of that first person within the meaning of Rule 405 under the Securities Act. Except (A) to the extent arising pursuant to applicable state takeover or similar Laws and (B) for the Rights Agreement, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company is bound with respect to any securities of the Company.

(d) All outstanding Shares are, and all Shares subject to issuance as specified in Section 3.3(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation or bylaws or any agreement to which the Company is bound.

(e) There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any Shares or the capital stock of the Company. The Company has no outstanding bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders may vote.

3.4 Company Subsidiaries. The Company does not own an equity interest (including any partnership interest or similar interest) in any Company Subsidiary or Company Joint Venture. As used in this Agreement, “Company Subsidiary” means any corporation, partnership or other organization, whether incorporated or unincorporated, of which (i) the Company or any Company Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by the Company or by any Company Subsidiary, or by the Company and one or more Company Subsidiary. The term “Company Joint Venture” means any corporation or other entity (including partnership, limited liability company and other business association) that is not a Company Subsidiary and in which the Company or one or more Company Subsidiaries owns an equity interest (other than equity interests held for passive investment purposes which are less than 5% of any class of the outstanding voting securities or other equity of any such entity).

3.5 SEC Reports. The Company has filed or furnished (as applicable) all registration statements, forms, reports, certifications and other documents required to be filed by the Company with the SEC since January 1, 2008. All such registration statements, forms, reports and other documents (including those filed or furnished by the Company during such period, whether or not required to be so filed or furnished, and that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports,” and the Company has made available to the Parent copies of all Company SEC Reports to the extent not available on the SEC’s EDGAR system. The Company SEC Reports, after giving effect to any amendments or supplements thereto, (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as of each respective filing date as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Reports and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. The Company has made available to Parent copies of all comment letters received from the SEC and relating to Company SEC Reports for the period from January 1, 2008 through the date of this Agreement and copies of all responses thereto to the extent not available on the SEC’s EDGAR system. Prior to the Closing, the Company will make available to Parent copies of all comment letters received from the SEC and relating to Company SEC Reports for the period from the date of this Agreement through the Closing Date and copies of all responses thereto to the extent not available on the SEC’s EDGAR system. There are (a) no outstanding or unresolved comments from the SEC staff with respect to the Company SEC Documents and (b) no ongoing SEC inquiries or investigations regarding accounting practices of the Company. Section 3.5 of the Company Disclosure Schedule lists all effective registration statements filed by the Company on Form S-3 or Form S-8 or otherwise relying on Rule 415 under the Securities Act.

3.6 Financial Statements.

(a) The financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the financial position of the Company as of the dates indicated and the results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company, except that the unaudited interim financial statements were or are subject to normal and recurring year end adjustments which were or will not be material in amount or effect. The audited balance sheet of the Company as of December 31, 2010 included in the audited financial statements set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 is referred to herein as the “Company Balance Sheet.”

(b) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”). Each required form, report and document (including any amendment thereof and supplement thereto) containing financial statements that has been filed with or submitted or will be filed with or submitted to the SEC since January 1, 2008 was or will be accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and Rule 13a-14 or 15d-14 promulgated under the Exchange Act and, at the time of filing or submission of each such certification, such certification complied or will comply in all material respects with the applicable provisions of the Sarbanes-Oxley Act and Rule 13a-14 or 15d-14 promulgated under the Exchange Act.

(c) The Company maintains a system of internal accounting controls reasonably designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Since the date of the filing of the Company’s most recent annual report on Form 10-K, the Company’s outside auditors and the audit committee of the Company Board of Directors have not been advised of (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which adversely affect the Company’s ability to record, process, summarize and report financial information, or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Any material change in internal control over financial reporting and any significant deficiency or material weakness in the design or operation of internal control over financial reporting required to be disclosed in any Company SEC Report or in any form, report or document filed by the Company with the SEC has been so disclosed and each significant deficiency and material weakness previously so disclosed have been remediated. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of The Nasdaq Stock Market.

(d) The Company is not a party to, or does not have any binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Reports.

3.7 Absence of Undisclosed Liabilities. Except (a) as expressly reflected or reserved against in the Company Balance Sheet (or in the notes thereto) and (b) for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent in all material respects with past practice or in connection with this Agreement or the transactions contemplated hereby, which would not have a Company Material Adverse Effect, the Company does not have any liabilities of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, that would be required to be included on a balance sheet (or the notes thereto) prepared in accordance with GAAP.

3.8 Absence of Adverse Changes. Since the date of the Company Balance Sheet, there has been no Company Material Adverse Effect. From the date of the Company Balance Sheet until the date of this Agreement, except as contemplated hereby, (a) the business of the Company has been conducted in all material respects in the ordinary course of business and (b) the Company has not taken any action that would have required the consent of Parent under Section 5.1(b) (other than clauses (vii), (xii), (xiii), (xiv) or (xx) of Section 5.1(b)), had such action or event occurred after the date of this Agreement.

3.9 Compliance with Laws.

(a) The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity material to the Company’s business (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of the Company or the holding of any such interest (such consents, licenses, permits, grants and authorizations are herein collectively called “Permits”) and all of such Permits are valid and in full force and effect and will continue to be in full force and effect immediately following the Effective Time and, as of the date of this Agreement, no proceeding is pending or, to the knowledge of the Company, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit.

(b) On and after January 1, 2008, and to the knowledge of the Company, for the period prior to January 1, 2008, the Company has complied in all material respects with all federal, state, local or foreign laws, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity (collectively, “Laws”) relating to any of the property owned, leased or used by the Company, or applicable to its business, including Laws relating to equal employment opportunity, discrimination, occupational safety and health, environmental matters, interstate commerce, anti-kickback, healthcare and antitrust.

(c) Neither the Company, nor, to the knowledge of the Company, any of its directors, officers, employees (acting in their capacities as such), agents, distributors or any other person associated with or acting on behalf of the Company has (i) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time (the “FCPA”), (ii) violated or is in violation of any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), (iii) violated or is in violation of any provision of the UK Bribery Act of 2010 (the “UK Bribery Act”), (iv) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Law addressing matters comparable to those addressed by the FCPA or the OECD Convention implementing legislation, or the UK Bribery Act concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”), (v) been subject to any investigation by any Governmental Entity with regard to any Prohibited Payment, or (vi) violated or is in violation of any other Laws regarding use of funds for political activity or commercial bribery. The Company has maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, officials of Governmental Entities and other third parties, in accordance with generally accepted accounting principles.

(d) The Company does not have knowledge of any actual or threatened enforcement action by the U.S. Food and Drug Administration (the “FDA”) or any other Governmental Entity which has jurisdiction over the operations of the Company. The Company has not received written notice of any pending or threatened claim by the FDA or any other Governmental Entity which has jurisdiction over the operations of the Company against the Company, and the Company has no knowledge that any Governmental Entity is considering such action.

(e) All material reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or any Governmental Entity, including all registrations and reports required to be filed with clinicaltrials.gov, by the Company have been so filed, maintained or furnished. All such reports, documents, claims, and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to the completeness or accuracy of such filing.

(f) The Company has not received any FDA Form 483, Warning Letter, untitled letter or other correspondence or notice from the FDA or other Governmental Entity alleging or asserting noncompliance with any applicable Laws or Permits, and the Company has no knowledge that the FDA or any Governmental Entity is considering such action.

(g) To the Company’s knowledge, all studies, tests and preclinical and clinical trials being conducted by or on behalf of the Company have been and are being conducted in material compliance with experimental protocols, procedures and controls pursuant to applicable Laws, rules and regulations, including the applicable requirements of Good Laboratory Practices or Good Clinical Practices, as applicable. To the knowledge of the Company, there are no studies, tests or trials the results of which undermine in any material respect the clinical results described or referred to in the Company SEC Reports filed prior to the date hereof, when viewed in the context in which such results are described and the clinical state of development. The Company has not received any notices, correspondence or other communication from the FDA or any other Governmental Entity requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company, or in which the Company has participated and the Company has no knowledge that the FDA or any other Governmental Entity is considering such action. For the purposes of this Agreement, (i) “Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56 and 312, as applicable, and (ii) “Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58.

(h) The development, manufacture, labeling and storage, as applicable, of any drugs or products by the Company has been and is being conducted in material compliance with all applicable Laws including the FDA’s current Good Laboratory Practices, Good Manufacturing Practices and Good Clinical Practices. In addition, the Company has been and is in material compliance with all other applicable FDA requirements, including registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207. For the purposes of this Agreement, “Good Manufacturing Practices” means the current good manufacturing practices for drugs, including the regulations for drugs and finished pharmaceutical products contained in 21 C.F.R. Parts 210 and 211, respectively.

(i) The Company has not, either voluntarily or involuntarily, initiated, conducted, or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice or other notice or action relating to an alleged lack of safety or efficacy of any product or product candidate.

(j) The Company is and at all times since January 1, 2006 has been in material compliance with the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §3729 et seq.), Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), and any comparable state Laws.

(k) To the knowledge of the Company, the Company has not engaged in an unlawful or unauthorized practice of medicine or other professionally licensed activities through any web sites sponsored or operated, or formerly sponsored or operated, by the Company.

(l) The Company operates the business in material compliance with export control Laws, including those administered by the U.S. Department of Commerce and the U.S. Department of State, or asset control laws, including those administered by the U.S. Department of Treasury, that are applicable to the Company or its business as currently conducted.

(m) Neither the Company nor, to the knowledge of the Company, any of its officers, employees, agents or clinical investigators has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company nor, to the knowledge of the Company, any of its officers, employees, or agents has been convicted of any crime or engaged in any conduct that has resulted in or would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar Law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law.

(n) The Company has not marketed, advertised, distributed, sold, or commercialized any product and is not currently marketing, distributing, selling, or otherwise commercializing any product.

3.10 Actions and Proceedings. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement under the appropriate caption pursuant to Item 103 of Regulation S-K, there are no material outstanding orders, judgments, injunctions, decrees or other requirements of any Governmental Entity against the Company or any of its securities, assets or properties. There are no material actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its securities, assets or properties.

3.11 Contracts and Other Agreements.

(a) Except as set forth on Section 3.11(a) of the Company Disclosure Schedule, the Company is not a party to or bound by, and neither it nor its properties are subject to, any contract or other agreement required to be disclosed in a Form 10-K, Form 10-Q or Form 8-K of the SEC which is not disclosed in the Company’s annual reports on Form 10-K, the Company’s quarterly reports on Form 10-Q or the Company’s current reports on Form 8-K filed by the Company prior to the date of this Agreement. All of such contracts and other agreements are valid, in full force and effect, binding upon the Company and, to the knowledge of the Company, binding upon the other parties thereto in accordance with their terms, except to the extent (i) enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity, and (ii) it has previously expired in accordance with its terms. The Company is not in default under any such contracts or agreements, except for defaults which, individually or in the aggregate, would not reasonably be expected to result in termination of any such contract or agreement or result in a material liability, nor, to the knowledge of the Company, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder, except for defaults which, individually or in the aggregate, would not reasonably be expected to result in termination of an agreement or result in a material liability. Except as set forth on Section 3.11(a) of the Company Disclosure Schedule, none of the execution, delivery, or performance of this Agreement, or the commencement or consummation of the Offer, the Merger, or the other transactions contemplated by this Agreement, shall (A) constitute a material default under or give rise to material rights to any party under any of the agreements referred to in this Section 3.11 or (B) create material obligations for, or alter material obligations of, the Company, Parent, Sub or the Surviving Corporation in addition to those obligations of the Company in effect on the date of this Agreement. True and complete copies of all of the contracts and other agreements referred to in this Section 3.11 have been made available to Parent.

(b) The Company is not a party to any agreement that contains any non-compete or exclusivity provision or limits or purports to limit, curtail or restrict the ability of the Company or any of its affiliates (or which following the consummation of the Offer and the Merger would reasonably be expected to limit the ability of the Surviving Corporation or any of its affiliates) (i) to compete in any line of business, in any therapeutic area, in any geographic area or with any person or (ii) to sell to or to purchase from any other person, other than, in each of clauses (i) and (ii), licenses by the Company from any Person that (A) are not material to the business of the Company as currently conducted, (B) are limited in scope or geographic area and (C) do not otherwise contain such non-compete or exclusivity provisions.

(c) The Company is not a party to any agreement obligating the Company to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which filing has not yet been made, and the Company is in material compliance with each such agreement, all of which are listed on Section 3.11(c) of the Company Disclosure Schedule. No registration rights involving the Company securities shall survive consummation of the Merger.

(d) The Company is not a party to any agreement (i) involving research, development or the license of Proprietary Rights (as defined in Section 3.12(a)) (excluding (x) transfer of material, clinical trial or similar agreements entered into in the ordinary course of business, consistent in all material respects with past practice, (y) agreements with scientific advisors, and (z) any confidentiality agreement entered into using the Company’s standard form of confidentiality agreement), (ii) granting a right of first refusal, or right of first offer or comparable right with respect to Proprietary Rights, (iii) establishing a joint venture, partnership or other arrangement involving a sharing of profits, losses, costs or liabilities with another person, (iv) providing for the payment or receipt by the Company of milestone payments or royalties, (v) including or involving a loan to a director or officer, or (vi) that individually requires or contemplates aggregate expenditures by the Company in any twelve month period of more than $100,000. Copies of the agreements in clauses (i)(x) and (i)(y) above and any confidentiality agreement that is not provided for in clause (i)(z) above have been made available to Parent.

(e) The Company has not entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

(f) The Company is not party to any interest rate, equity or other swap or derivative instrument.

(g) The Company is not party to any standstill agreement (or agreement containing a standstill provision).

3.12 Intellectual Property.

(a) To the knowledge of the Company, the Company owns, is licensed to use, or otherwise has the right to use all Patents (wherein “Patents” is defined, collectively as, all patents, registrations, invention disclosures, and patent applications, including divisionals, provisionals, continuations, continuations-in-part, renewals, supplementary protection certificates, extensions, reissues and reexaminations thereof, and all patents that may issue on such applications), trademarks, service marks, trade names, Trade Secrets (wherein “Trade Secrets” is defined collectively as trade secrets and any other confidential information, including ideas, research and development, know-how, formulations of products, drawings, prototypes, models, designs, manufacturing, production and other processes and techniques, schematics, engineering, production and other designs, business methods, customer lists and supplier lists), copyrights and all other intellectual property (including biological materials), all registrations of any of the foregoing, or applications therefor, and all grants and licenses or other rights running to or (subject to grants and licenses granted to other parties as set forth in Section 3.12(i) of the Company Disclosure Schedule) from the Company, in each case, that are material to its business as presently conducted (collectively, the “Proprietary Rights”).

(b) Section 3.12(b) of the Company Disclosure Schedule sets forth a true and complete copy of all Patents, trademarks, trademark applications, registered copyrights and copyright registration applications (i) that are owned by the Company, (ii) in which the Company has any ownership rights, or (iii) that are exclusively or non-exclusively licensed to the Company and the Company controls prosecution thereof (collectively, the “Company Intellectual Property”). Such list shall indicate for each item, the record owner, application or registration number, filing, issuance, applicable filing jurisdiction, current status, and an indication of any material product that is being developed to be manufactured or marketed by the Company to which the item relates. The Company Intellectual Property owned by the Company, and to the knowledge of the Company, all other Company Intellectual Property, is subsisting and in full force and effect, and has not been abandoned or dedicated to the public domain or adjudged invalid or unenforceable in any material respect.

(c) Within five (5) business days after the Acceptance Time, but in any event no later than the Effective Time, the Company shall provide Parent with (i) a schedule of any Taxes, maintenance fees or actions with respect to Company Intellectual Property, including in particular those necessary for maintaining the Company Intellectual Property in full force and effect (the “Fee Schedule”), falling due within ninety (90) days of such Acceptance Time, (ii) all material documentation and correspondence relating to any of the Company Intellectual Property, (iii) electronic copies of material documentation relating to any of the Company Intellectual Property to the extent maintained on the Company’s system or Company patent counsel’s system as reasonably available to the Company; provided, that in no event shall the Company be obligated to convert paper files into an electronic format, (iv) a docket report showing all outstanding deadlines for Company Intellectual Property, and (v) bibliographic and docketing information in an electronic form as maintained by the Company as reasonably available to the Company. The Company shall remain responsible for taking care of all pending taxes, fees and actions (whether or not set out in the Fee Schedule) that fall due prior to the Effective Time. As of the Effective Time, the Company’s patent counsel, at Parent’s cost, shall have completed the payment or filing of any pending taxes, fees and actions that fall due within thirty (30) days following the Effective Time.

(d) With respect to Company Intellectual Property that is material to the Company’s business, the Company has taken reasonable steps to avoid revocation, cancellation, or lapse or otherwise adversely affecting its enforceability, use, or priority, and all filings, payments and other actions required to be made or taken to maintain registration, prosecution and/or maintenance of such Company Intellectual Property in full force and effect have been made by the applicable deadline, including by payment when due of all maintenance fees and annuities and the filing of all necessary renewals, statements and certifications With respect to Company Intellectual Property all duties of candor have been complied with. With respect to the Company Intellectual Property, to the Company’s knowledge, all other procedural requirements have been complied with, including inventors having been properly identified on all Patents, all necessary affidavits of inventorship, ownership, use and continuing use and other filings having been timely made, and all necessary maintenance fees and other fees timely paid to file, prosecute, obtain and maintain in effect all such rights in all material respects. Assignment documents have been validly executed and filed with relevant Governmental Entities as necessary to transfer to the Company title to any of the Company’s owned Company Intellectual Property previously owned by a third party and to record such transfer. To the Company’s knowledge, each of the Company’s owned Patents that is material to the Company’s business properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent was issued or such patent application is pending. The named inventors of each of the Company’s owned Patents that is material to the Company’s business have assigned the Company’s owned Patents to the Company. All assignments to the Company of the Company Intellectual Property owned by the Company are valid and enforceable.

(e) To the Company’s knowledge, the practice of Company Intellectual Property in the business of the Company does not infringe upon the proprietary rights of others, and, to the Company’s knowledge, during the past five (5) years, the Company has not received any charge, complaint, claim, demand, or notice (whether in writing, electronic form or otherwise) alleging any interference, infringement, misappropriation, violation or conflict of the proprietary rights of others (including any claim that the Company or any of its Affiliates must license or refrain from using any intellectual property rights).

(f) To the Company’s knowledge, during the past five (5) years no third party has asserted any competing claim of right to use or own any of the Company Intellectual Property. In particular, there is no litigation, opposition, interference, inventorship challenge, refusal, cancellation, or proceeding pending, asserted or threatened against the Company concerning the ownership, validity, registerability, enforceability, duration, scope, priority, or other violation of any Company Intellectual Property or a licensed right to use any Company Intellectual Property. In the past five (5) years, the Company and its representatives have not sent any letter or other written communication to any third party regarding any alleged or suspected infringement or misappropriation of any Company Intellectual Property.

(g) The Company owns all right, title and interest to and in the Company’s owned Company Intellectual Property free and clear of any material encumbrances. The Company Intellectual Property owned by the Company, and to the knowledge of the Company, all other Company Intellectual Property is free and clear of all mortgages, liens, security interests, leases, pledges, title retention agreements or other similar exceptions to title which affect the Company Intellectual Property or restrict the use by the Company of the Company Intellectual Property in any way.

(h) Section 3.12(h) of the Company Disclosure Schedule sets forth a true and complete list of all agreements under which the Company has been granted an exclusive or non-exclusive license from a third party.

(i) Section 3.12(i) of the Company Disclosure Schedule sets forth a true and complete list of all agreements under which the Company has granted an exclusive or non-exclusive license in any of the Company Intellectual Property to a third party.

(j) Section 3.12(j) of the Company Disclosure Schedule sets forth all agreements under which royalties or other obligations are owed to third parties in connection with the sale of products and services relating to the business of the Company. Except as set forth in Section 3.12(j) of the Company Disclosure Schedule, the Company has not agreed to, and has no obligation to, indemnify any third party for or against any interference, infringement, misappropriation or other conflict with respect to Proprietary Rights. No infringement, misappropriation or similar claim or action is pending or, to the Company’s knowledge, threatened against the Company or any other person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or action.

(k) To the knowledge of the Company, none of the activities of the employees of the Company violates any agreement or arrangement which any such employees have with former employers. To the knowledge of the Company, all current and former employees and consultants who contributed to the discovery or development of any of the subject matter of the Company’s owned patent applications did so either (x) within the scope of their employment such that, in accordance with applicable Law, all rights to such developed subject matter became the exclusive property of the Company or (y) pursuant to written agreements assigning all rights to such developed subject matter to the Company.

(l) To the Company’s knowledge, assignment documents assigning to Company all rights of such employees, contractors and consultants have been duly filed in all relevant patent offices worldwide for all patent applications and patents owned in whole or in part by Company. To the knowledge of the Company, each current or former employee, contractor or consultant of the Company who has proprietary knowledge of or information relating to Trade Secrets of the Company has executed and delivered to the Company an agreement or agreements restricting such person’s right to use and disclose confidential information of the Company.

(m) Except as would not have a Company Material Adverse Effect, there are no settlements, injunctions, forbearances to sue, consents, judgments, or orders or similar obligations to which the Company is party that: (i) restrict the use, exploitation, assertion or enforcement of any Proprietary Rights anywhere in the world; (ii) restrict the conduct of the business of the Company or any of its employees; or (iii) grant third parties any material rights under Proprietary Rights. No current or former director, officer, consultant or employee of the Company will, after giving effect to the Offer and the Merger, own any Proprietary Rights that are material to the businesses of the Company as presently conducted.

(n) To the Company’s knowledge, the Company has taken reasonable steps to protect the confidentiality and value of all material Trade Secrets and other confidential information that are owned, used or held by the Company in confidence, including entering into licenses and contracts that require employees, licensees, contractors, and other persons with access to material Trade Secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such Trade Secrets. To the knowledge of the Company and except as would not have a Company Material Adverse Effect, (i) no material Trade Secret of the Company has been disclosed or authorized to be disclosed to any third party in violation of confidentiality obligations to the Company and (ii) no party to a nondisclosure agreement with the Company is in breach or default thereof.

(o) To the knowledge of the Company and except as would not have a Company Material Adverse Effect, the execution of, the delivery of, the consummation of the Offer and Merger contemplated by, and the performance of the Company’s obligations under, this Agreement will not result in any: (i) loss, encumbrance on, or impairment of any Proprietary

Rights, (ii) breach of any license agreement, (iii) the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other person, or (iv) the grant, assignment or transfer to any other person of any license or other right or interest under, to or in any of the Company Intellectual Property.

(p) No government funding nor government, academic or non-profit research facilities or personnel were used, directly or indirectly, to develop or create, in whole or in part, any of the owned Company Intellectual Property.

3.13 Insurance. All policies or binders of material fire, liability, product liability, workers’ compensation, vehicular, directors’ and officers’ and other material insurance held by or on behalf of the Company are in full force and effect in all material respects, are reasonably adequate for the businesses engaged in by the Company and are in conformity in all material respects with the requirements of all material leases or other agreements to which the Company is a party and, to the knowledge of the Company, are valid and enforceable in accordance with their terms. The Company is not in default in any material respect with respect to any provision contained in such policy or binder nor has the Company failed to give any material notice or present any material claim under any such policy or binder in due and timely fashion. All premiums for each such policy or binder have been paid for the current period, and there are no outstanding premium finance payments due for such period. There are no material outstanding unpaid claims under any such policy or binder. The Company has not received notice of cancellation or non-renewal of any such policy or binder. To the knowledge of the Company, all applications for the Company’s currently effective directors’ and officers’ insurance were true, correct and complete in all material respects when submitted to the carrier. There are no gaps in insurance coverage for the Company, no coverage limits of insurance policies covering the Company have been exhausted and to the Company’s knowledge, all of the insurers of the Company remain solvent and able to pay claims.

3.14 Commercial Relationships. None of the Company’s material suppliers, collaborators, distributors, licensors or licensees or service providers, during the last twelve months, has canceled or otherwise terminated its relationship with the Company or has materially and adversely altered its relationship with the Company. The Company has not received any written notice from any such entity, to terminate, cancel or otherwise materially and adversely modify its relationship with the Company.

3.15 Tax Matters.

(a) For purposes of this Agreement, the term “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means all United States federal, state, local, political subdivision and governmental agency, and all non-U.S., income, profits, franchise, gross receipts, payroll, transfer, sales, employment, social security, unemployment insurance, workers’ compensation, use, real property, personal property, services, environmental, registration, license, utility, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, capital, withholding and any other taxes, and fees, charges, levies, excises, duties, impositions or assessments in each case in the nature of a tax imposed by or on behalf of any taxing authority, together with all interest, penalties and additions imposed on or with respect to such amounts, including any liability for taxes of a predecessor entity. “Tax Return”

means any return, declaration, report, certificate, bill, document, claim for refund, tax shelter disclosure statements or information return or statement filed or required to be filed with any taxing authority in connection with the determination, assessment, collection or imposition of any Taxes, including any schedules and attachments thereto and any amendments thereof.

(b) All U.S. federal income and other material Tax Returns required to be filed by, or with respect to, the Company have been timely and properly filed. All such Tax Returns were and are true, correct and complete in all material respects, and all material Taxes required to be paid by the Company, whether or not shown on any Tax Return, have been paid except for those Taxes that are (i) not yet due and payable, or (ii) to the extent not yet due and payable, being contested in good faith by appropriate proceedings, and for which, in each case, reserves have been appropriately accrued on the Company Balance Sheet (appropriately adjusted for accruals through the Closing Date in the ordinary course of business, and consistent in all material respects with past practice) where accrual is required by GAAP. No claim has ever been made in writing and, to the knowledge of the Company no claim has been made, by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(c) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes (i) not yet due and payable or (ii) to the extent not yet due and payable, being contested in good faith by appropriate proceedings and for which, in each case, reserves have been appropriately accrued on the Company Balance Sheet (appropriately adjusted for accruals through the Closing Date in the ordinary course of business, and consistent in all material respects with past practice) where accrual is required by GAAP.

(d) No audit is currently pending or threatened in writing with respect to any Tax Return of the Company, and to the knowledge of the Company, no audit is threatened with respect to any U.S. federal or other material Tax Return of the Company. No deficiency for any Taxes has been proposed, asserted, threatened or assessed against the Company in writing nor, to the knowledge of the Company, has any such deficiency been threatened with respect to any U.S. federal or other material Taxes of the Company.

(e) The Company has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of the Company, and no such extensions or waivers have been requested, in each case, to the extent that such waiver or extension is still in effect. There is no power of attorney with respect to any Tax matter currently in force with respect to the Company.

(f) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company has, in accordance with generally accepted accounting principles, made appropriate accruals for such Taxes (excluding any “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) in the Company’s books and records.

(g) The Company has withheld all material amounts required to be withheld from the wages, salaries and other payments to (i) employees, independent contractors, creditors,

stockholders of or consultants to the Company, and (ii) any other third party. Such withheld amounts were either duly paid to the appropriate taxing authority to the extent due and payable or, to the extent not due and payable, reserved for to the extent required by GAAP. The Company has complied in all material respects with all record keeping and reporting requirements in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(h) The Company is not a party to or bound by, nor does it have any obligation under, any Tax sharing agreement or similar contract or arrangement. The Company does not have any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(i) The Company is not, or was not during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j) The Company has not distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Sections 355 or 361 of the Code.

(k) Since December 31, 2006, the Company has not (i) changed any of its financial or Tax accounting methods, policies or practices, except as required by a change in generally accepted accounting principles or SEC rules, regulations or guidelines or applicable Law, (ii) made, revoked, or amended any material Tax election of the Company, (iii) filed any amended Tax Return or claim for refund of the Company, (iv) entered into any closing agreement affecting any material Tax liability or refund of the Company, or (v) settled or compromised any material Tax liability or refund of the Company.

(l) The Company has made available to Parent complete and correct copies of all Tax Returns, examination reports, cost sharing or similar arrangements and statements of deficiencies assessed against or agreed to by the Company filed or received by the Company since December 31, 2006.

(m) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Tax law) made prior to the Closing Date or (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Tax law) executed during the six (6) year period ending on the Closing Date.

(n) The Company has not engaged in any “reportable transaction” identified pursuant to Treasury Regulation Section 1.6011-4 or any corresponding or similar provisions of state, local or non-U.S. Law.

(o) The Company has not made any payments, and has not been and is not a party to any agreement, contract, arrangement or plan that could result in it making payments, that have resulted or could result, separately or in the aggregate, in the payment of any “parachute payment” within the meaning of Section 280G of the Code or in the imposition of any excise Tax under Section 4999 of the Code (or any corresponding provisions of state, local or foreign tax law), that were not or would not be deductible under Section 162 or 404 of the Code or that were or will be required to be included in gross income under Section 409A(a)(1)(A). The Company is not a party to, nor is otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of the excise Tax imposed by Section 4999 of the Code (or any corresponding provisions of state, local or non-U.S. Tax law).

3.16 Employee Benefit Plans.

(a) Section 3.16(a) of the Company Disclosure Schedule lists each employee benefit plan (as hereinafter defined) (i) which benefits or is intended to benefit any current or former employee, director, consultant or independent contractor of the Company or any ERISA Affiliate (as defined in Section 3.16(b)), or the beneficiaries or dependents of any such Person, or (ii) that is maintained, contributed (or required to be contributed) to, or sponsored by the Company, or (iii) to which the Company is a party, or (iv) with respect to which the Company has any liability, including any contingent liability (collectively, the “Plans”). For purposes of the preceding sentence, an “employee benefit plan” is any of the following: (A) a “employee benefit plan” described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (B) a stock bonus, stock option, stock purchase, restricted stock, restricted stock unit, stock appreciation right, or other equity-based plan, policy, program, agreement or arrangement; (C) an incentive, bonus, deferred compensation, welfare-benefit, retiree medical or life insurance, retirement, supplemental retirement, termination, salary continuation, severance, change in control, or any fringe benefit or other similar employee benefit plan, policy, program, agreement or arrangement, whether written or unwritten or (D) an individual employment, consulting, severance or other similar agreement. With respect to each Plan, the Company has made available to Parent, a true and complete copy of each of the following, together with all amendments: (T) if the Plan has been reduced to writing, the Plan documents embodying the Plan (U) if the Plan has not been reduced to writing, a written summary of all material Plan terms, (V) in the case of any funded Plan, the trust agreement or similar instrument, (W) for each Plan subject to the requirement that annual reports be filed on a Form 5500, the two most recently filed annual reports, with schedules, financial statements and auditor’s opinion attached, (X) in the case of each Plan intended to be qualified under Section 401(a) of the Code, the most recent Internal Revenue Service (“IRS”) determination or opinion letter applicable to the Plan and any related correspondence, or a copy of any pending request for such determination, (Y) all related custodial agreements, insurance policies (including fiduciary liability insurance covering the fiduciaries of the Plan), administrative services and similar agreements, and investment advisory or investment management agreements, if any, and (Z) copies of the most recent summary plan description, summaries of material modifications or similar summary and any employee handbook or similar employee communications referencing the Plan.

(b) Neither the Company nor any other person (including an entity) that together with the Company is or at any relevant time was treated as a single employer under

Section 414(b), (c), (m) or (o) of the Code (each, together with the Company, an “ERISA Affiliate”) has ever contributed or been required to contribute to, or has ever sponsored, maintained or participated in, (i) a “pension plan” (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (iii) a “single employer pension plan” (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA, or (iv) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or a “welfare benefit fund” within the meaning of Section 419(e) of the Code.

(c) Each Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination or opinion letter from the IRS on the form of such Plan and no such determination or opinion letter has been revoked, and revocation has not been threatened. No such Plan has been amended since the date of its most recent determination or opinion letter in any respect, and to the knowledge of the Company there are no facts or circumstances that would be reasonably likely to adversely affect its qualification.

(d) Each Plan, including any associated trust or fund, has been maintained and administered at all times in all material respects in accordance with its terms. Each Plan, including any associated trust or fund, has been established and administered in material compliance with the applicable provisions of ERISA, the Code and other applicable Law (including, where applicable, non-U.S. Law). Nothing has occurred with respect to any Plan that has subjected or could subject the Company or any ERISA Affiliate to any liability or penalty under Section 502 of ERISA or to any excise tax under the Code, or that has subjected or could subject any participant in, or beneficiary of, a Plan to a tax under Section 4973 of the Code, in each case other than occurrences or omissions that would not reasonably be expected to result in material liability to the Company. All filings and reports with respect to each Plan required to have been submitted to the IRS, the United States Department of Labor, or any other Governmental Entity have been duly and timely submitted.

(e) No Plan provides health, life or disability insurance, or other welfare benefits to former employees of the Company, and the Company has no obligation to provide any such benefits following retirement or other termination of employment, in each case except for benefit continuation coverage to the extent required under Part 6 of Subtitle B of Title I of ERISA or as provided in the arrangements set forth on Section 3.16(e) of the Company Disclosure Schedule during periods for which such benefit continuation coverage would be required by the terms of such arrangements.

(f) With respect to each Plan, no administrative investigation, inquiry, audit or other proceeding by the IRS, Department of Labor, or other Governmental Entity, and no other lawsuit, claim, or other controversy, other than routine claims for benefits in the ordinary course of business and proceedings with respect to qualified domestic relations orders, is pending or, to the knowledge of the Company, threatened. No Plan is presently the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(g) With respect to each Plan, all material contributions (including salary reduction contributions), premiums and other payments (i) to the extent due, have been timely made, and (ii) to the extent not yet due, have been appropriately accrued on the books of the Company where accrual is required by GAAP.

(h) The Company, and if applicable, the relevant plan administrator, has at all relevant times properly classified each provider of services to the Company as an employee or independent contractor, as the case may be, for all purposes relating to each Plan for which such classification could be relevant.

(i) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) with respect to any service provider to the Company complies and has been operated in compliance with the applicable requirements of Section 409A of the Code and the regulations promulgated thereunder, except for any instances of non-compliance that would not result in a material liability to the Company or the affected service provider. The Company is not a party to, nor is otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Tax imposed by Section 409A(a)(1)(B) of the Code.

(j) Except as disclosed on Section 3.16(j) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any employee, director, officer, consultant or independent contractor of the Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, officer, consultant or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Plan, (iv) otherwise give rise to any liability under any Plan or (v) limit or restrict the right to amend, terminate or transfer the assets of any Plan on or following the Effective Time.

(k) No Plan is subject to the Laws of a jurisdiction other than the United States, whether or not United States Law also applies. For purposes of the preceding sentence, the Commonwealth of Puerto Rico, Guam, American Samoa, the Northern Marianna Islands and the Virgin Islands shall be considered jurisdictions other than the United States.

(l) Each Plan and its related documentation or agreement, summary plan description, or other written communication distributed generally to employees by its terms expressly and adequately reserves the right to amend and terminate such Plan, and each Plan may be terminated without liability to the Company, except for benefits accrued through the date of termination and the administrative and professional costs incurred in such transaction. No Plan subject to Title I of ERISA includes in its assets any securities issued by the Company.

3.17 Employee Relations.

(a) True and complete information as to the name, current job title, date of hire/election and base salary for each of the last two (2) years of all employees, directors and executive officers of the Company as of the date of this Agreement has been provided or otherwise made available to Parent. Except as set forth in Section 3.17(a) of the Company Disclosure Schedule, (i) all employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to wages, compensation and benefits accrued before the termination and (ii) the Company’s relationships with all individuals who act as independent contractors or other service providers to the Company can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to compensation or payments accrued before termination.

(b) The Company (i) is in compliance in all material respects with all applicable Laws respecting labor and employment, employment practices, terms and conditions of employment and wages and hours, (ii) is not liable for any arrears of wages, salaries, commissions, bonuses or other direct compensation for any services performed or amounts required to be reimbursed to any employees or consultants or any material taxes or any material penalty for failure to comply with any of the foregoing, (iii) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice) and (iv) has complied in all respects with all Laws in respect of any reduction in force, including notice, information and consulting requirements.

(c) No work stoppage or labor strike against the Company is pending or, to the knowledge of the Company, threatened. The Company is not involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, audit, investigation or litigation relating to labor, safety or discrimination matters involving any employee or by or before any governmental agency, authority, administrative or regulatory body, court, tribunal or other entity, including charges of unfair labor practices or discrimination complaints that, if adversely determined, could reasonably be expected to result in material liability to the Company. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act that could reasonably be expected to result in material liability to the Company. The Company is not presently, nor has it been in the past, a party to or bound by any collective bargaining or other similar agreement or union contract with respect to employees other than as set forth in Section 3.17 of the Company Disclosure Schedule and no collective bargaining agreement is being negotiated by the Company. No union organizing campaign or activity with respect to non-union employees of the Company is ongoing, pending or, to the knowledge of the Company, threatened and no petition has been filed or proceedings instituted by an employee or group of employees of the Company with the National Labor Relations Board or other labor relations board seeking recognition of a bargaining representative.

(d) Section 3.17(d) of the Company Disclosure Schedule sets forth a list of all individual independent contractors performing services for the Company or under contract to perform such future services for the Company as of the date of this Agreement. All such individuals have acknowledged in writing that they are independent contractors with respect to the Company. Accurate and complete copies of all written agreements with any such independent contractor have been made available to Parent. Other than the employees, directors and executive officers described in Section 3.17(a) and the independent contractors described in this Section 3.17(d), no other individuals provide services to the Company.

3.18 Property.

(a) The Company has good title to all of its material properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice), or with respect to leased properties and assets, valid and enforceable leasehold interests in such properties and assets, in each case, free and clear of all imperfections of title, encroachments, liens, easements and similar restrictions, except (i) liens for current Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith by appropriate proceedings and (ii) such imperfections of title, encroachments, liens, easements and restrictions as do not and would not reasonably be expected to materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties. There are no written or oral subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any real property leased by the Company (collectively, the “Real Property”), and there is no person in possession of the Real Property other than the Company.

(b) To the knowledge of the Company, there is no pending or threatened eminent domain, condemnation or similar proceeding affecting any Real Property leased by the Company. To the knowledge of the Company the property and equipment of the Company that are used in the operations of business, taken as a whole, are, in all material respects, in good operating condition and repair, reasonable wear and tear excepted.

(c) Section 3.18(c) of the Company Disclosure Schedule lists all Real Property currently or previously leased by the Company. The Company has never owned any Real Property.

3.19 Environmental Matters.

(a) The Company has at all times materially complied with all Environmental Laws and Environmental Permits. There are no material unbudgeted or unreserved environmental capital expenditures necessary to achieve or maintain compliance with current Environmental Laws and Environmental Permits. Nor are there any pending, unresolved or, to the Company’s knowledge, threatened enforcement actions against the Company, its businesses, operations, real property or Leased Properties, alleging any material non-compliance with Environmental Law or Environmental Permits.

(b) The Company has at all times obtained and maintained in effect all material Environmental Permits required under all applicable Environmental Laws and, where applicable, timely filed applications for renewal or modification of such Environmental Permits. No such Environmental Permit is subject to review, major modification, revision, rescission, public notice and comment or prior consent by Governmental Authority as a result of the consummation of the transaction contemplated by this Agreement.

(c) Except for matters that have been fully resolved, the Company has not received written notice from any person or Governmental Entity of actual, potential, alleged, or threatened Environmental Liability or environmental non-compliance, and the Company does not have knowledge of any past or present fact, condition, event or circumstance (including the presence, release, threatened release, or exposure to Hazardous Materials at, in, under, on, or adjacent to any property currently or formerly owned, leased or used by the Company, or at any other location) that would reasonably be expected to result in material Environmental Liability or materially prevent or interfere with the Company’s compliance with Environmental Laws.

(d) The Company has made available to Buyer all reports, assessments, audits, plans, agreements, policies, guidance, data, records, material correspondence (in each case whether in printed or electronic form), prepared by or on behalf of or which are in the possession of the Company, and which relate to environmental, health or safety matters, obligations or conditions affecting its business, operations, assets, facilities or property (including Real Property).

(e) To the Company’s knowledge, there is no environmental or health and safety matter that reasonably would be expected to result in a material Environmental Liability for the Company.

(f) For purposes of this Agreement:

(i) “Environmental Law” means any applicable Law (including principles of common law) and binding administrative or judicial interpretations thereof relating to (A) human and occupational health and safety; (B) pollution or the protection of the environment (including indoor and outdoor air, water vapor, surface water, groundwater, wetlands, drinking water supply, surface or subsurface land), natural resources and human health and safety; or (C) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, manufacture, disposal, possession, handling, labeling, presence, or the release or threatened release of, Hazardous Materials and any Law relating to recordkeeping, notification, disclosure, registration, and reporting requirements respecting Hazardous Materials.

(ii) “Environmental Liability” means any and all losses relating to the Company, its business, operations, assets, facilities or property, whether owned, occupied, operated or leased, arising from or relating to any actual, potential, alleged or threatened: (A) failure to comply with any requirement of an Environmental Law; (B) failure to obtain, maintain in effect or comply with any required Environmental Permit; (C) actual or alleged obligation to undertake or pay for environmental investigation, risk assessment, monitoring, remediation or restoration; or (D) harm or injury, actual or alleged, to any real property, to any person, to public health, or to any natural resource due to Hazardous Materials.

(iii) “Environmental Permits” means all permits, licenses, certificates, approvals or authorizations required to be held by the Company or any of its businesses or operations pursuant to an Environmental Law.

(iv) “Hazardous Materials” means any and all materials (including substances, chemicals, compounds, mixtures, products, byproducts, biologic agents or vectors, living or genetically modified materials, culture, serum, wastes, pollutants and contaminants) that are (A) listed, characterized or regulated pursuant to Environmental Law; (B) identified or classified as “hazardous,” “toxic,” “dangerous,” “pollutant,” “contaminant,” “explosive,” “corrosive,” “flammable,” “radioactive,” “reactive,” “infectious,” “contagious,” “special waste,” “blood-borne pathogen” or a word of similar import under any Environmental Law; (C) capable of causing harm or injury to human health, natural resources or the environment; or (D) oils, petroleum, petroleum products, wastes or byproducts, asbestos or asbestos containing materials, lead-based-paint, toxic mold, radon, polychlorinated biphenyls, urea formaldehyde, explosives, bacteria or fungi.

3.20 No Breach. Except for (a) filings with the SEC under the Exchange Act, (b) filings with the Secretary of State of the State of Delaware contemplated herein and (c) matters listed in Section 3.20 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) violate any provision of the certificate of incorporation or bylaws of the Company, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, require any notice or action under, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both) a default under, any instrument, contract or other agreement to which the Company is a party or to which the Company or its assets or properties is bound or subject, (iii) subject to obtaining the Company Stockholder Approval (to the extent required by applicable Law to consummate the Merger), violate any Law applicable to the Company or by which any of the Company’s assets or properties is bound, (iv) violate any Permit, (v) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body, or (vi) result in the creation of any lien or other encumbrance on the assets or properties of the Company, excluding from the foregoing clauses (ii), (iii), (iv), (v), and (vi) violations, conflicts, modifications, breaches, terminations, accelerations and defaults which, and filings, notices, actions, permits, consents and approvals the absence of which would not have a Company Material Adverse Effect and would not materially interfere with the ability of the Company to consummate the transactions contemplated hereby.

3.21 Board Approvals; Anti-Takeover; Vote Required.

(a) The Company Board of Directors, at a meeting duly called and held at which all directors were participating, has unanimously (i) duly and validly approved and taken all corporate action required to be taken by the Company Board of Directors to authorize this Agreement and the consummation of the transactions contemplated hereby (including the Top-Up Option and the consideration payable for the Top-Up Shares pursuant to Section 1.10), (ii) resolved that the transactions contemplated hereby are advisable and in the best interests of the stockholders of the Company, (iii) subject to the other terms and conditions of this Agreement, including Section 5.2, resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Sub pursuant to the Offer, and, if required by applicable Law, adopt this Agreement, (iv) approved all necessary actions to render the Rights Agreement inapplicable to the Offer, the Merger and any other transactions contemplated hereby and to terminate the Rights Agreement as of the Effective Time (v) approved all necessary actions to terminate the proxies granted to the Company by Parent under the Purchase Agreement, (vi) approved an amendment in the form attached hereto as Annex V to the Collaborative Research and License Agreement dated as of August 13, 2007, by and between the Company and Parent, as amended on September 17, 2009 and September 21, 2010. As of the date of this Agreement, none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified.

(b) The Company has taken all action necessary such that the restrictions contained in Section 203 of the DGCL will not apply to the execution, delivery or performance of this Agreement and the Tender and Voting Agreements with the Principal Stockholders. There is no North Carolina antitakeover statute applicable to the execution, delivery or performance of this Agreement or the Tender and Voting Agreements with the Principal Stockholders. The Company Board of Directors has taken such action as is necessary with respect to the Rights Agreement such that the execution and delivery of this Agreement and the Tender and Voting Agreements with the Principal Stockholders and the and the transactions contemplated hereby will not (i) result in Parent or Sub becoming an “Acquiring Person” under the Rights Agreement or (ii) result in the grant of any rights to any person under the Rights Agreement or enable, require or cause the preferred stock purchase rights under the Rights Agreement to become exercisable, detach from the Company Common Stock, be exercised or deemed exercised, or be distributed or otherwise triggered.

(c) If approval by the Company’s stockholders is required under the DGCL to approve and adopt this Agreement, the only vote necessary for such approval is the affirmative vote of the holders of a majority of the outstanding Shares.

(d) The Company (acting through a compensation committee of the Company Board of Directors composed solely of independent directors (as such term is used in Rule 14d-10(d) under the Exchange Act)) has taken all steps necessary to cause each compensation, severance or other benefit agreement, arrangement or understanding between the Company and any of its current or former officers, directors or employees to be approved as an employment compensation arrangement to the extent necessary to satisfy the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d) under the Exchange Act. The Company has provided copies of all resolutions adopted or actions taken in connection with the approval of such employment compensation arrangements for purposes of satisfying the non-exclusive safe harbor provisions of Rule 14d-10(d)(2) under the Exchange Act.

3.22 Financial Advisor; Estimated Expenses.

(a) The Company Board of Directors has received the opinion of J.P. Morgan Securities LLC to the effect that, as of the date of such opinion and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Offer and the Merger, by the holders of the Shares is fair, from a financial point of view, to such holders. The Company shall forward to Parent, solely for informational purposes and in accordance with Section 6.2, a copy of the written version of such opinion promptly following the execution of this Agreement and in no event later than two (2) business days after the date of this Agreement.

(b) Other than J.P. Morgan Securities LLC, no broker, finder, agent or similar intermediary has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Company, or any action taken by the Company. The

Company previously has provided or made available to Parent a copy of the J.P. Morgan Securities LLC engagement letter, and the fees set forth therein are the only fees payable to J.P. Morgan Securities LLC.

(c) Section 3.22(c) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of the estimated Company Transaction Expenses incurred and to be incurred by the Company (including the fees and expenses of J.P. Morgan Securities LLC and of the Company’s legal counsel and accountants).

3.23 Information in the Offer Documents and the Schedule 14D-9. The information supplied by the Company for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9, including any amendments thereof and supplements thereto, will not, as of the time of the filing of the Schedule 14D-9 and at the time of dissemination of the Offer Documents, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9, including any amendments thereof and supplements thereto, will comply in all material respects with the provisions of applicable Laws and, on the date filed with the SEC and on the date first published or sent or given to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9, including any amendments thereof and supplements thereto, based on information furnished by Parent or Sub expressly for inclusion therein. Each member of the Company Board of Directors and each executive officer of the Company has advised the Company that his or her current intention is to tender all Shares, if any, beneficially owned by him or her pursuant to the Offer.

SECTION 4 - REPRESENTATIONS AND WARRANTIES OF PARENT

Parent and Sub hereby make the following representations and warranties to the Company:

4.1 Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and have the requisite corporate power and authority to carry on their businesses as now being conducted. Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and all of its issued and outstanding capital stock is owned, beneficially and of record, by Parent. Except for obligations and liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Sub has not and, prior to the Acceptance Time, will not have incurred, directly or indirectly, any material obligations or liabilities or engaged in any business activities.

4.2 Authority to Execute and Perform Agreement.

(a) Parent and Sub have the corporate power and authority to enter into, execute and deliver this Agreement and to perform fully their obligations hereunder and the transactions contemplated hereby. The Board of Directors of Sub has approved this Agreement and the transactions contemplated hereby. No approval by Parent’s stockholders or board of directors is required to consummate the transactions contemplated hereby. No other corporate action on the part of Parent or Sub is necessary to consummate the transactions contemplated hereby (other than the adoption of this Agreement by Parent as the sole stockholder of Sub, which adoption shall occur immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of each of Parent and Sub, enforceable against them in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

(b) Except for (i) filings with the SEC under the Exchange Act and (ii) filings with the Secretary of State of the State of Delaware contemplated herein, the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby will not (v) violate any provision of the organizational documents of Parent or Sub, (w) violate any Law applicable to Parent or Sub or by which any of their respective assets or properties is bound, (x) violate any governmental permit, (y) require any filing with, notice to, or permit, consent or approval of, any Governmental Entity, or (z) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, require any notice or action under, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both) a default under, any instrument, contract or other agreement to which the Parent or Sub is a party or to which Parent, Sub or their respective assets or properties are bound or subject, excluding from the foregoing clauses (w), (x), (y) and (z) violations, conflicts breaches, modifications and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Sub to perform its obligations under this Agreement or to consummate the Offer, the Merger or any of the other transactions contemplated hereby.

4.3 Information in the Offer Documents. The information supplied by either of Parent or Sub expressly for inclusion or incorporation by reference in the Offer Documents or the Schedule TO, including any amendments thereof and supplements thereto, will not, as of the time of filing of the Schedule TO and at the time of dissemination of the Offer Documents, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule TO, including any amendments thereof and supplements thereto, will comply in all material respects with the provisions of applicable Laws and, on the date filed with the SEC and on the date first published or sent or given to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that neither of Parent or Sub makes any representation or warranty with respect to statements made in the Schedule TO, including any amendments thereof and supplements thereto, based on information furnished by the Company expressly for inclusion therein.

4.4 Financing. Parent currently has available to it, and Parent will cause Sub or Surviving Corporation, as applicable, to have, (i) at the Acceptance Time and at all times up to and including the Effective Time, sufficient unrestricted funds to pay in full for all Shares validly tendered into the Offer, subject to the terms and conditions of the Offer and this Agreement, and (ii) at the Effective Time and at all times thereafter, sufficient unrestricted funds to pay in full the Merger Consideration, subject to the terms and conditions of this Agreement.

4.5 Financial Advisor. No broker, finder, agent or similar intermediary has acted on behalf of Parent or Sub in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Parent or Sub, or any action taken by Parent or Sub.

4.6 Absence of Litigation. On the date of this Agreement, there is no action pending or, to the knowledge of the Parent, threatened against the Parent or any of its subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated hereby. None of the Parent or its subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Sub to perform its obligations under this Agreement or to consummate the Offer, the Merger or any of the other transactions contemplated hereby.

4.7 No Additional Representations. The Parent acknowledges and agrees that except as expressly set forth in SECTION 3 of this Agreement, neither the Company nor any of its Representatives has made any representation or warranty, express or implied, to the Parent or any of its representatives in connection with this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby. Without limiting the generality of the foregoing, the Parent acknowledges and agrees that neither the Company nor any of its Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company made available to the Parent and its representatives, except as expressly set forth in SECTION 3 of this Agreement. Without limiting the foregoing, except as expressly set forth in SECTION 3 of this Agreement, neither the Company nor any of its Representatives makes any representation or warranty to the Parent with respect to any financial projection or forecast relating to the Company that may have been made available to the Parent.

SECTION 5 - COVENANTS AND AGREEMENTS

5.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earliest to occur of (i) the Effective Time, (ii) the date on which the Parent or Sub have appointed a majority of the members of the Company Board of Directors or (iii) the date on which this Agreement has been terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, except to the extent (I) Parent shall otherwise consent in writing

(which consent shall not be unreasonably withheld, conditioned or delayed), (II) required by applicable Law or (III) as otherwise expressly provided in this Agreement or in Section 5.1 of the Company Disclosure Schedule (x) use commercially reasonable efforts to carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws and regulations, (y) pay its debts and Taxes when due, subject to good faith disputes over such debts and Taxes, and (z) pay or perform other material obligations when due. Without limiting the generality of the foregoing, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) and except as required by applicable Law or as otherwise specifically provided in this Agreement or in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall observe the following covenants:

(a) Affirmative Covenants Pending Closing. The Company shall:

(i) Use commercially reasonable efforts to preserve intact and keep available the services of present employees of the Company (it being understood that commercially reasonable efforts shall not include the requirement to pay any stay bonus, retention bonus or enter into any similar arrangements with employees in connection with the transactions contemplated by this Agreement);

(ii) Use commercially reasonable efforts to keep in effect casualty, product liability, workers’ compensation and other insurance policies in coverage amounts substantially similar to those in effect at the date of this Agreement;

(iii) Subject to Section 5.1(b) below, use commercially reasonable efforts to preserve the business of the Company, to develop, commercialize and pursue regulatory approvals for the product candidates of the Company, and use commercially reasonable efforts to keep the properties of the Company substantially intact, to preserve its goodwill and business, to maintain all physical properties in such operating condition as will permit the conduct of its business on a basis consistent in all material respects with past practice, and to perform and comply in all material respects with the terms of the contracts referred to in Section 3.11;

(iv) Use commercially reasonable efforts to preserve and protect the Proprietary Rights; and

(v) Notify and consult with Parent promptly (A) after receipt of any material communication from any Governmental Entity or inspections of any manufacturing or clinical trial site and before giving any material submission to a Governmental Entity in connection with any product candidate or program of the Company or any of the matters set forth in this clause (A), and (B) prior to making any material change to a study protocol, adding new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline for any of its product candidates or programs.

(b) Negative Covenants Pending Closing. The Company shall not:

(i) Amend or propose to amend the certificate of incorporation or bylaws of the Company or amend the terms of any outstanding security of the Company except as contemplated by SECTION 2 of this Agreement;

(ii) Split, combine, subdivide or reclassify any shares of capital stock of the Company;

(iii) Declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to the capital stock of the Company;

(iv) Redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any shares of capital stock;

(v) Issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or grant any restricted stock, restricted stock units or warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of the Company, or grant to any third party any right the value of which is based on the value of Shares or other capital stock, other than the issuance of Shares reserved for issuance upon the conversion or exercise of convertible securities outstanding on the date of this Agreement and disclosed in this Agreement or in the Company Disclosure Schedule, including the issuance of Shares upon the exercise of the Company Options;

(vi) Acquire (1) (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions any capital stock in any third party or any business or division of any third party or all or substantially all of the assets of any third party (or any business or division thereof) or (2) any material asset, lease, investment, capital contribution or interest in real property other than in the ordinary course of business consistent in all material respects with past practice;

(vii) Except as contemplated by this Agreement, enter into, terminate or materially amend any contract or other agreement disclosed or required to be disclosed in a Form 10-K, Form 10-Q or Form 8-K of the SEC or any other material license, development, research, collaboration, clinical trial, service or lease agreement or statement of work with any third party, other than any termination or amendment in the ordinary course of business consistent in all material respects with past practice;

(viii) Commence any activity in connection with any clinical trial or study relating to the Company’s ICA-105665 compound;

(ix) Authorize, incur or commit to incur any individual capital expenditure in excess of $50,000 or capital expenditures in the aggregate that exceed $100,000;

(x) Transfer, lease, sublease, license, sublicense, sell, mortgage, pledge, dispose of, or encumber any assets with a fair market value in excess of $25,000 individually or $50,000 in the aggregate to any person, other than in the ordinary course of business consistent in all material respects with past practice;

(xi)(1) Incur or assume any indebtedness (other than trade debt in the ordinary course of business and on terms consistent in all material respects with past practice) or issue any debt securities; (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the indebtedness of any other person; (3) make any loans, advances or capital contributions to, or investments in, any other person other than customary advances to employees for travel and business expenses in the ordinary course of business consistent in all material respects with past practice;

(xii)(A) Increase the compensation payable to or to become payable to any officer, director, employee, agent or consultant, or (B) enter into any employment, severance, retention, bonus, tax gross-up or other similar agreement or arrangement with any officer, director, employee, agent or consultant of the Company, or adopt, or increase the benefits (including fringe benefits) under, any Plan, except (1) in each case, as required by Law or as required pursuant to an existing agreement disclosed in Section 5.1(b)(xii) of the Company Disclosure Schedule and (2) in the case of actions contemplated by subclause (A), with respect to employees with an annual base salary less than $100,000, agents or consultants, in each case, who are not officers or directors, in the ordinary course of business consistent with past practice but only to the extent that any of the foregoing does not materially increase the benefits or compensation expense to the Company; or make any loans to any of its directors, officers or employees, agents or consultants other than customary advances to employees for travel and business expenses in the ordinary course of business consistent with past practice, or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to a Plan or otherwise;

(xiii) Hire or promote any employees, agents or consultants, other than hires or promotions of employees, agents or consultants who are not officers or directors with annual base salary or expected annualized payments for services of less than $100,000, in the ordinary course of business consistent with past practice;

(xiv) Except as otherwise provided for in Sections 2.4(a) and (b) of this Agreement, establish, adopt, pay, agree to pay, grant or accelerate any pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, group insurance, vacation pay, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment agreement with or for the benefit of any director, officer or employee of the Company, whether past or present, or amend in any respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing, except (y), in each case, as required by Law or as required by existing agreements described in Section 5.1(b)(xiv) of the Company Disclosure Schedule and (z) amendments to any broad-based employee benefit plans sponsored or maintained by the Company, that do not materially increase the benefits or compensation expense to the Company;

(xv) Announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company, other than routine employee terminations in the ordinary course of business consistent with past practice;

(xvi) Enter into any agreement or arrangement that in any material respect limits or otherwise restricts the Company or, upon consummation of the transactions contemplated by this Agreement, Parent or Surviving Corporation or any successor thereof from engaging or competing in any line of business or in any location;

(xvii) Enter into any collective bargaining agreement or other agreement with a labor union, workers council or similar organization;

(xviii) Change any of its accounting methods in a manner that materially affects its assets, liabilities or business or that would require the Company to restate, or become obligated to restate, any financial statements included in the Company’s most recent annual report on Form 10-K, except for such changes required by applicable Law or in order to comply with generally accepted accounting principles;

(xix)(1) Make any Tax election, prepare or file any Tax Return, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, except, in each case, in the ordinary course of business and consistent with past practice, or (2) file any amended Tax Return, revise or amend any Tax election, settle or compromise any Tax liability (including via any voluntary disclosure agreement), change any annual Tax accounting period, enter into any closing agreement with respect to Taxes or surrender any right to claim a Tax refund;

(xx) Commence, settle or compromise any pending or threatened suit, action or claim which (1) involves payment of monetary damages, net of insurance proceeds actually received, in excess of $100,000 in the aggregate or imposes equitable relief on, or the admission of wrongdoing by, the Company, (2) would involve restrictions on the business activities of the Company, or (3) would involve the issuance of Company securities;

(xxi) Except as required by applicable Law or as contemplated by this Agreement, convene any regular or special meeting (or any adjournment or postponement thereof) of the shareholders of the Company;

(xxii) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger); or

(xxiii) Enter into any agreement, contract, commitment or arrangement to do any of the foregoing or authorize or commit to take any of the foregoing actions.

(c) Cash Management. The Company shall use reasonable best efforts to ensure that cash and cash equivalents on the Company’s balance sheet as of the date of expiration of the Offer shall exceed $11,000,000 if such date occurs on or prior to August 31, 2011, $9,750,000 if such date occurs after August 31, 2011 and on or prior to September 30, 2011 and $8,500,000 if such date occurs after September 30, 2011 and on or prior to the Outside Date (in each case, exclusive, whether or not previously paid, of all Company Transaction Expenses).

5.2 No Solicitation.

(a) The Company has and has caused its officers, directors, employees, investment bankers, attorneys, accountants or other agents (collectively, “Representatives”) to have, ceased and terminated all existing discussions and negotiations with any persons with respect to any offer or proposal for any transaction or series of related transactions, other than the transactions contemplated hereby, for: (A) any consolidation, business combination, merger or similar transaction involving the Company; (B) any recapitalization, restructuring, liquidation or dissolution of the Company; (C) any issuance by the Company of fifteen percent (15%) or more of its equity securities, including pursuant to the At Market Issuance Sales Agreement dated as of March 15, 2011 by and between the Company and McNicoll, Lewis and Vlak LLC; or (D) any sale, lease, exchange, transfer, exclusive license or disposition of assets of the Company for consideration equal to fifteen percent (15%) or more of the market value of all of the outstanding Shares on the last trading day prior to the date of this Agreement or fifteen percent (15%) of the total assets of the Company (each of clauses (A)-(D), an “Acquisition Proposal”). Except as provided in this Section 5.2, from the date of this Agreement until the earlier of termination of this Agreement or the Acceptance Time, the Company shall not, nor shall it authorize or permit any of its Representatives to, directly or indirectly (i) initiate, solicit or knowingly encourage, or knowingly take any action for the purpose of facilitating the making of, any offer or proposal which constitutes or is reasonably likely to lead to an Acquisition Proposal, (ii) enter into any agreement, arrangement or commitment, including any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or similar agreement (an “Alternative Acquisition Agreement”), providing for an Acquisition Proposal or enter into any agreement, arrangement or commitment that requires the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, (iii) accept, approve, endorse or recommend an Acquisition Proposal, or (iv) engage in negotiations or discussions with, or provide any non-public information or data to, any person (other than Parent or any of its Affiliates or representatives) relating to any Acquisition Proposal. The Company agrees that any violations of the restrictions set forth in this Section 5.2 by any of its Representatives shall be deemed to be a breach of this Section 5.2 by the Company. Notwithstanding the foregoing, nothing contained in this Section 5.2 or any other provision hereof shall prohibit the Company or the Company Board of Directors from directing any person to the provisions of this Agreement, from taking and disclosing to the Company’s stockholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board of Directors, failure to so disclose would be inconsistent with its fiduciary duties under applicable Law; provided, however, that this sentence shall not affect the obligations of the Company and the Company Board of Directors and the rights of Parent and Sub under Sections 5.2(c), 5.2(d) and 5.2(e) to the extent applicable to such disclosure; and provided, further, that any disclosure pursuant to this sentence of Section 5.2(a) other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be an Adverse Recommendation Change (and, accordingly, shall be subject to Sections 8.1(e)(i)(A) and 8.2(b)) unless the Company Board of Directors expressly reaffirms its recommendation of the Offer to the Company’s stockholders.

(b) Notwithstanding the foregoing, prior to the acceptance of, and payment for, Shares pursuant to the Offer (the “Acceptance Time”), the Company and its Representatives may furnish information and data to any person (and such person’s representatives) pursuant to a confidentiality agreement with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and may negotiate and participate in discussions and negotiations with such person (and such person’s representatives) concerning an Acquisition Proposal if, and only if, such person has, in the absence of any breach of Section 5.2(a), submitted a bona fide written Acquisition Proposal that the Board of Directors determines in good faith, after consultation with its financial advisor, is or could reasonably be expected to lead to a Superior Proposal. From and after the date hereof and prior to the Acceptance Time, the Company shall promptly (and in any event within one (1) business day) notify the Parent in the event that the Company or its Representatives receives an Acquisition Proposal or any inquiry relating to an Acquisition Proposal or potential Acquisition Proposal from a person (or such person’s Representatives) who could reasonably be expected to be capable of making an Acquisition Proposal. The Company shall provide Parent promptly (and in any event within such one (1) business day period) with the identity of such person and a copy of such Acquisition Proposal or inquiry (or, where any such Acquisition Proposal or inquiry is not in writing, a description of the material terms and conditions of such Acquisition Proposal or inquiry) including any material modifications thereto. The Company shall keep the Parent reasonably informed (orally and in writing) on a prompt basis (and in any event no later than one (1) business day after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Acquisition Proposal (including the material terms and conditions thereof and of any material modification thereto), including furnishing copies of any material written inquiries, correspondence, and draft documentation. Without limiting the foregoing, the Company shall promptly (and in any event within one (1) business day) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. The Company shall not enter into any agreement with any person subsequent to the date of this Agreement that would restrict the Company’s ability to provide such information to Parent, and the Company is not currently party to any agreement that prohibits the Company from providing the information described in this Section to Parent. The Company (A) shall not terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it is or becomes a party in connection with any Acquisition Proposal and (B) shall use commercially reasonable efforts to enforce the provisions of any such agreement. The Company will promptly provide to Parent any non-public information or data concerning the Company provided or made available pursuant to this Section 5.2(b) which was not provided or made available to Parent. For purposes of this Agreement, a “Superior Proposal” is an unsolicited bona fide written Acquisition Proposal to acquire more than fifty percent (50%) of the equity securities or total assets of the Company pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization, or a sale or exclusive license of its assets, (A) on terms which the Company Board of Directors determines in its good faith judgment to be more favorable to the holders of Shares than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement, including the timing and likelihood of consummating the transactions contemplated by such proposal and this Agreement, and (B) which the Company Board of Directors has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

(c) Except as set forth herein, neither the Company Board of Directors nor any committee thereof shall withdraw, withhold, qualify or modify in a manner adverse to Parent, or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Parent, the recommendation by the Company Board of Directors or any such committee of the Offer, this Agreement, or the Merger (an “Adverse Recommendation Change”). The Company shall promptly following a determination by the Company Board of Directors that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

(d) Notwithstanding anything in Section 5.2(c) or this Agreement to the contrary, prior to the Acceptance Time, if (i) the Company receives a written bona fide Acquisition Proposal from a third party, (ii) a material breach by the Company of Section 5.2 of this Agreement has not contributed to the making of such Acquisition Proposal, and (iii) the Company Board of Directors concludes in good faith, after consultation with outside counsel and its financial advisors, that such Acquisition Proposal constitutes a Superior Proposal after giving effect to any adjustments to the terms of this Agreement which may be offered by Parent and are irrevocable during the Notice Period (as defined below), the Company Board of Directors may, if it determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, (A) effect an Adverse Recommendation Change and/or (B) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (B), and any purported termination pursuant to the foregoing clause (B) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company (1) pays the fee required by and pursuant to the terms of Section 8.2 and (2) immediately following such termination enters into a binding definitive Alternative Acquisition Agreement for such Superior Proposal; and provided, further, that the Company Board of Directors may not effect a change of its recommendation pursuant to the foregoing clause (A) or terminate this Agreement pursuant to the foregoing clause (B) unless (1) the Superior Proposal did not directly or indirectly result from a material breach by the Company of this Section 5.2, (2) the Company shall have provided prior written notice to Parent (it being understood and agreed that the provision of such notice, in and of itself, shall not constitute an Adverse Recommendation Change), at least three (3) business days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided Parent with a copy of the proposed Alternative Acquisition Agreement with respect to such Superior Proposal, (3) prior to effecting such Adverse Recommendation Change or terminating this Agreement to enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall have made its Representatives available during the Notice Period to discuss with the Parent’s representatives any adjustments in the terms and conditions of this Agreement that may be proposed by Parent and are irrevocable during the Notice Period so that such Acquisition Proposal ceases to constitute a Superior Proposal, and (4) following any discussions described in the immediately preceding clause (3), the Company Board of Directors determines in good faith that such Acquisition Proposal continues to constitute a Superior Proposal. In the event of any material revisions to the terms of the Superior Proposal after the start of the Notice Period, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section with respect to such new written notice, and the Notice Period shall be deemed to have re-commenced on the date of such new notice. Notwithstanding the foregoing, if fewer than three (3) business days remains before the then scheduled expiration date of the Offer, the Notice Period with respect to the Company Board of Directors effecting a change of its recommendation pursuant to the foregoing clause (A) shall equal twenty-four (24) hours, provided, however, that, in such a circumstance, the Notice Period with respect to the Company terminating this Agreement pursuant to the foregoing clause (B) shall remain three (3) business days. Any Adverse Recommendation Change shall not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other Law to be inapplicable to the transactions contemplated by this Agreement, including each of the Offer and the Merger, or to the Tender and Voting Agreements.

(e) Notwithstanding the foregoing, the Company Board of Directors may make an Adverse Recommendation Change in the absence of a Superior Proposal if the Company Board of Directors has concluded in good faith, after consultation with its outside counsel, that (A) such Adverse Recommendation Change is in response to a material development or change in circumstances occurring or arising after the date of this Agreement that was not known to the Company Board of Directors at the date of this Agreement and not relating to an Acquisition Proposal or inquiry for an Acquisition Proposal and (B) failure to make such an Adverse Recommendation Change would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, provided, however, that the Company Board of Directors shall not make such an Adverse Recommendation Change unless the Company has (i) provided to Parent at least three (3) business days’ prior written notice (or such shorter period as remains prior to the scheduled expiration date of the Offer) advising Parent that the Company Board of Directors intends to take such action and specifying the reasons therefor in reasonable detail (it being understood and agreed that the provision of such notice, in and of itself, shall not constitute an Adverse Recommendation Change) and (ii) during such three (3) business day, or shorter, period, if requested by Parent, the Company shall have made its Representatives available to discuss with the Parent’s representatives any adjustments in the terms and conditions of this Agreement to obviate the need or reason for the Adverse Recommendation Change.

(f) The Company shall promptly (but in no event later than two (2) business days after the date of this Agreement) request, to the extent permitted under the terms of any such agreement, that each individual or entity that has executed a confidentiality agreement in connection with a potential Acquisition Proposal within the past fifteen (15) months return (or destroy, to the extent permitted by the terms of the applicable confidentiality agreement) all confidential information furnished to such individual or entity by or on behalf of the Company.

SECTION 6 - ADDITIONAL AGREEMENTS

6.1 Proxy Statement. If required by the Exchange Act, the Company shall, as soon as practicable following the Acceptance Time, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company, Parent and Sub shall use their reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy

Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the adoption of this Agreement by the required vote of the holders of the outstanding Shares (the “Company Stockholder Approval”) there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement to the extent required by applicable Law. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC. Subject to the terms and conditions of this Agreement, the Proxy Statement shall contain the recommendation of the Company Board of Directors in favor of the Merger. The Proxy Statement (and any amendment thereof and supplement thereto) at the date mailed to the Company’s stockholders and at the time of any meeting of the Company stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Sub expressly for inclusion in the Proxy Statement, including any amendments thereof and supplements thereto. The Proxy Statement, including any amendments thereof and supplements thereto, as to information supplied by the Company for inclusion therein, will comply as to form in all material respects with the provisions of applicable Laws. The information supplied by either of Parent or Sub expressly for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof and supplement thereto), at the date mailed to the Company’s stockholders and at the time of any meeting of the Company stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.2 Schedule 14D-9. In connection with the draft Schedule 14D-9 provided to Parent pursuant to Section 1.2(b), the Company shall provide to Parent a copy of the Company financial advisor’s fairness opinion, the summary of the analysis underlying such fairness opinion to be included in the Schedule 14D-9 and a copy of the relevant portion of the Company financial advisor’s presentation to the Company Board of Directors related thereto.

6.3 Meeting of Stockholders of the Company. If, following the Tender Completion Time, the adoption of this Agreement by the holders of Shares is required under the DGCL in order to consummate the Merger, the Company shall take all actions in accordance with applicable Law, the Company’s certificate of incorporation and bylaws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, a Special Meeting. For purposes of this Agreement, the term “Tender Completion Time” means the latest to occur of (a) the Acceptance Time, (b) the closing of the purchase of the Top-Up Shares unless such closing has not occurred on or prior to the twentieth (20) business day following the later of (i) the expiration date of the Offer or (ii) the expiration of any subsequent offering period, in which case clause (b) shall not apply, and (c) if a subsequent offering period is commenced by Sub, the expiration of such subsequent offering period related to the Offer.

6.4 Nasdaq; Post-Closing SEC Reports. Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on its part under applicable Laws and rules and policies of The Nasdaq Stock Market to enable the delisting by the Surviving Corporation of the Shares from The Nasdaq Stock Market and the deregistration of the Shares under the Exchange Act promptly after the Effective Time. Parent will cause the Surviving Corporation to file with the SEC (a) a Form 25 on the Closing Date and (b) a Form 15 on the first business day that is at least ten (10) days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If the Surviving Corporation is reasonably likely to be required to file any reports pursuant to the Exchange Act during the Delisting Period, the Company will deliver to Parent at least one (1) business day prior to the Closing a draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”).

6.5 Access to Information. During the Pre-Closing Period, Parent shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of the Company as Parent may reasonably request with respect to the transactions contemplated hereby. All information and data obtained by Parent and its employees and representatives shall be held subject to the terms of the Confidentiality Agreement. Any such investigation and examination shall be conducted at reasonable times during business hours upon reasonable advance notice and under reasonable circumstances so as to minimize disruption to or impairment of the Company’s business. No investigation by Parent shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement. The Company shall not be required to permit any inspection or other access, or to disclose any information that in the reasonable judgment of the Company would: (A) result in the disclosure of any trade secrets of any third party, (B) violate any obligation of the Company with respect to confidentiality entered into prior to the date of this Agreement, (C) violate or result in the loss or material impairment of any information subject to the attorney-client privilege or the attorney work product doctrine or (D) violate any Law.

6.6 Public Disclosure. The initial press release concerning the Offer and the Merger shall be a joint press release and, thereafter, so long as this Agreement is in effect, neither Parent, Sub nor the Company will disseminate any press release or other announcement concerning the Merger, the Offer or this Agreement or the other transactions contemplated by this Agreement to any third party, except as may be required by Law or by any listing agreement with a national stock exchange, without the prior consent of each of the other parties hereto, which consent shall not be unreasonably withheld or delayed. The parties have agreed to the text of the joint press release announcing the execution of this Agreement. Notwithstanding the foregoing, without prior consent of the other party, each party (a) may communicate information that is not confidential information of the other party with financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law and (b) may disseminate material substantially similar to material included in a press release or other document previously approved for external distribution by the other parties.

6.7 Regulatory Filings; Reasonable Efforts.

(a) As promptly as practicable after the date hereof, each of Parent, Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated hereby, including any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” Laws and the securities Laws of any foreign country, or any other applicable Laws or rules and regulations of any Governmental Entity relating to the Offer and the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.7 to comply in all material respects with all applicable Laws and rules and regulations of any Governmental Entity.

(b) Each of Parent, Sub, and the Company shall promptly supply the other with any information which may be reasonably required in order to effectuate any filings or applications pursuant to this Section 6.7.

(c) Each of Parent, Sub and the Company will notify the others promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable Laws and rules and regulations of any Governmental Entity. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.7(a), Parent, Sub or the Company, as the case may be, will inform the others promptly after becoming aware of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated hereby, including complying in all material respects with all applicable Laws and with all rules and regulations of any Governmental Entity and using its reasonable best efforts to accomplish the following: (i) the causing of all of the conditions set forth in SECTION 7 and in Annex I to be satisfied and to consummate and make effective the Offer, the Merger and the other transactions contemplated hereby, (ii) the obtaining of all reasonably requested actions or nonactions, waivers, consents, clearances, approvals, orders and authorizations from Governmental Entities and the making of all reasonably requested registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any), (iii) the obtaining of all reasonably requested consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated hereby, and to carry out fully the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any of the other transactions contemplated hereby, use all commercially reasonable efforts to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger, this Agreement and the other transactions contemplated hereby. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and Sub shall use its reasonable best efforts to take, or cause to be taken, all such necessary actions. Parent shall cause Sub to fulfill all of Sub’s obligations under, and pursuant to, this Agreement. The Company will use its reasonable best efforts to obtain any consent, approval, or waiver with respect to the agreements referred to in Section 3.11 such that the representations and warranties in Section 3.11 are true and correct. Notwithstanding the foregoing, the Company shall only be required to pay any material fee, penalties, or other consideration to any third party at the Acceptance Time (with respect to any consent, approval or waiver required for consummation of the Offer) or at or after the Acceptance Time (with respect to any consent, approval or waiver required for consummation of the Merger) to obtain any consent, approval or waiver required for consummation of the Offer or the Merger. Nothing in this Agreement shall require Parent, the Surviving Corporation or any other subsidiary of Parent to, or proffer, permit or agree to, sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, whether as a condition to obtaining any approval from, or to avoid potential litigation or administrative action by, a Governmental Entity or any other person or for any other reason.

(e) From and after the date hereof, the Company shall reasonably cooperate with any requests by Parent and Sub relating to any audit of the Company’s financial statement that may be required by Parent or Sub as of the Effective Time. All information and data obtained by Parent and its employees and representatives shall be held subject to the terms of the Confidentiality Agreement. Any such investigation and examination shall be conducted at reasonable times during business hours upon reasonable advance notice and under reasonable circumstances so as to minimize disruption to or impairment of the Company’s business. No investigation by Parent or Sub shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement. The Company shall not be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of the Company would: (i) result in the disclosure of any trade secrets of any third party, (ii) violate any obligation of the Company with respect to confidentiality entered into prior to the date of this Agreement, (iii) violate or result in the loss or material impairment of any information subject to the attorney-client privilege or the attorney work product doctrine or (iv) violate any Law.

6.8 Notification of Certain Matters; Litigation. Each party shall give prompt notice to the other parties upon obtaining knowledge (a) that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect or is reasonably likely to become untrue or inaccurate in any material respect, (b) of any failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) of the occurrence of any event that would otherwise cause any condition set forth in Annex I from becoming satisfied in any material respect at any time from the date hereof to the Acceptance Time; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties, the conditions to the obligations of the parties under this Agreement or the remedies available to the party receiving such notification; provided, further, that failure to give any such notice shall not be treated as a breach of covenant for the purposes of paragraph (d) of Annex I or Section 8.1(c) or 8.1(d), as applicable, unless such failure to give notice that a representation or warranty made by it in this Agreement (without regard to the words “materially” or “material or to any qualification based on the defined term “Company Material Adverse Effect” set forth therein) has become untrue or inaccurate and the failure of such representation or warranty to be true and accurate would have a Company Material Adverse Effect. Without limiting the foregoing, the Company shall, within twenty-four (24) hours after it has knowledge of any of the following notify Parent of (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, (b) any substantive written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, and (c) any actions, suits, claims, investigations or proceedings instituted or threatened in writing against the Company or any of its directors or officers, including by any stockholder of the Company, before any court or Governmental Entity, which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or relating to this Agreement or the transactions contemplated hereby, or seeking damages or discovery in connection with such transactions. Parent shall have the right to participate in the defense of any such actions, suits, claims, investigations or proceedings under clause (c) above, and the Company shall consult with Parent regarding the defense or settlement of any such actions, suits, claims, investigations or proceedings and shall consider Parent’s views with respect to such actions, suits, claims, investigations or proceedings.

6.9 Indemnification.

(a) From and after the Acceptance Time through the six-year anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company (the “Indemnified Parties” and, each, an “Indemnified Party”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, actually and reasonably incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or agent of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company is obligated to indemnify and hold harmless such individuals on the date of this Agreement pursuant to the Company’s certificate of incorporation and bylaws as in effect on the date of this Agreement. Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation to the fullest extent that the Company is obligated to advance expenses to such individuals on the date of this Agreement pursuant to the Company’s certificate of incorporation and bylaws as in effect on the date of this Agreement; provided that any Indemnified Party to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable Law.

(b) Parent agrees that any rights to indemnification, exculpation and advancement of expenses now existing in favor of any Indemnified Party as provided in the Company’s certificate of incorporation and bylaws, in effect as of the date hereof, with respect to matters occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six (6) years after the Effective Time. During such period, Parent shall not, nor shall it permit the Surviving Corporation to, amend, repeal or otherwise modify such provisions for indemnification, exculpation and advancement of expenses in any manner that would adversely affect the rights of the Indemnified Parties in respect of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), unless such modification is required by Law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(c) Subject to the next sentence, the Surviving Corporation shall, and the Parent shall cause the Surviving Corporation to, (i) maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time, the current policies of the directors’ and officers’ liability insurance maintained by the Company (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of two hundred fifty percent (250%) of the last annual premium paid prior to the Effective Time (such two hundred fifty percent (250%), the “Maximum Premium”), or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance (a “Reporting Tail Endorsement”) and maintain such endorsement in full force and effect for its full term, provided, however, that the Parent may, in lieu thereof, and shall have the final decision making ability to, purchase a substitute policy with the same coverage limits and substantially similar terms as in the Reporting Tail Endorsement proposed to be purchased by the Surviving Corporation. If the Company’s or the Surviving Corporation’s existing insurance expires, is terminated or canceled during such six (6) year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and the Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Current D&O Insurance. However, prior to the Company or Surviving Corporation taking any actions on this expiration, termination or cancellation during such six (6) year period, described in the previous sentence, the Parent shall be provided the opportunity and have the final decision making ability to purchase as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Current D&O Insurance.

(d) In the event the Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall assume and succeed to the obligations set forth in this Section 6.9.

(e) The provisions of this Section 6.9 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and representatives.

6.10 Directors.

(a) Promptly upon the Acceptance Time, Parent shall be entitled to designate such number of directors on the Company Board of Directors as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board of Directors equal to at least that number of directors, rounded up to the next whole number, which is the product of (x) the total number of directors on the Company Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by (y) the percentage that (I) the number of Shares then owned by Parent, Sub, or any other subsidiary of Parent bears to (II) the number of such Shares outstanding, and the Company shall, at such time, cause Parent’s designees to be so elected; provided, however, that in the event that Parent’s designees are appointed or elected to the Company Board of Directors, until the Effective Time, the Company Board of Directors shall have at least three (3) directors who are directors on the date of this Agreement and who are not officers of the Company (the “Independent Directors”); and provided, further, that, in such event, if the number of Independent Directors shall be reduced below three (3) for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three (3) persons to fill such vacancies who are not officers or Affiliates of the Company, Parent or Sub, and are “independent directors” of the Company for purposes of Nasdaq Marketplace Rule 5605(a)(2) as in effect on the date hereof, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. At such time, the Company shall, upon Parent’s request, also cause persons elected or designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of (i) each committee of the Company Board of Directors, and (ii) each committee (or similar body) of the Company Board of Directors, in each case only to the extent required by applicable Law or the rules of any stock exchange on which the Shares are listed. Subject to applicable Law, the Company shall take all action reasonably requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub’s designees). In connection with the foregoing, the Company shall promptly, at the option of Sub, either increase the size of the Company Board of Directors or obtain the resignation of such number of its current directors, or both, as is necessary to enable Sub’s designees to be elected or appointed to the Company Board of Directors as provided above.

(b) Notwithstanding anything in this Agreement to the contrary, if Parent’s designees constitute a majority of the Company Board of Directors after the Acceptance Time and prior to the Effective Time, then the affirmative vote of a majority of the Independent Directors (or if only one (1) exists, then the vote of such Independent Director) shall be required to (i) amend or terminate this Agreement by the Company or by mutual written consent, (ii) exercise or waive any of the Company’s rights, benefits or remedies hereunder, if such action would materially and adversely affect holders of Shares other than Parent or Sub, (iii) amend the certificate of incorporation or bylaws of the Company, (iv) take any other action of the Company Board of Directors under or in connection with this Agreement or the transactions contemplated hereby; (v) extend the time for performance of any of the obligations of the Parent or the Sub hereunder, (vi) waive any condition to the Company’s obligations hereunder, or (vii) authorize any agreement between the Company, on the one hand, and the Parent, Sub or any of their Affiliates, on the other hand. The Independent Directors shall have, and the Parent shall cause the Independent Directors to have, the authority to retain such counsel (which may include current counsel to the Company) and other advisors (which may include current advisors to the Company) at the expense of the Company as determined by the Independent Directors, and the authority to institute any action on behalf of the Company to enforce performance of this Agreement.

6.11 Employee Matters. If the employment of any Company employee is terminated on or prior to the first anniversary of the Effective Time under circumstances under which such Company employee would have received severance benefits under the Company’s severance policy as set forth in Section 6.11 of the Company Disclosure Schedule, Parent will cause the Surviving Corporation to provide such Company employee with severance benefits that are at least equal to the severance benefits that would have been paid under such Company severance policy. The provisions of this Section 6.11 are solely for the benefit of the parties to this Agreement, and no provision of this Section 6.11 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof.

6.12 401(k). Except with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company shall not (i) make any discretionary contribution to the Company’s 401(k) plan, other than employer matching contributions at the rate in effect immediately prior to the date of this Agreement, or (ii) make any required contribution to the Company’s 401(k) plan in Shares. If requested by Parent in writing, the Company shall terminate the Company’s 401(k) plan immediately prior to the Effective Time.

6.13 FIRPTA Certificate. Prior to each of the Acceptance Time and the Effective Time, the Company shall execute and deliver to Parent and Sub a certificate substantially in the form provided by, and in accordance with, Treasury Regulation sections 1.1445-2(c)(3) and

1.897-2(h), such form to be reasonably satisfactory to Parent, certifying that the Shares do not constitute “United States real property interests” within the meaning of Section 897(c)(1) of the Code and the regulations thereunder, establishing that no withholding is required with respect to payments in connection with the transactions contemplated by this Agreement (a “FIRPTA Certificate”). If Parent and Sub shall have failed to receive a FIRPTA Certificate prior to each of the Acceptance Time and the Effective Time, Parent and Sub may withhold, or cause to be withheld, from any amounts payable or otherwise deliverable in connection with the transactions contemplated by this Agreement in accordance with the requirements of section 1445 of the Code.

SECTION 7 - CONDITIONS PRECEDENT TO THE OBLIGATION OF PARTIES TO

CONSUMMATE THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or written waiver at or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted by the requisite vote of the holders of the Shares, to the extent required pursuant to the certificate of incorporation of the Company and the DGCL.

(b) Statutes; Court Orders. No statute, rule, executive order or regulation shall have been enacted, issued, enforced or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing or making illegal the consummation of the Merger.

SECTION 8 - TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a) By mutual written consent of Parent and the Company duly authorized by the Board of Directors of Parent and the Company Board of Directors;

(b) By either Parent or the Company:

(i) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, and such order, decree or ruling or other action shall have become final and non-appealable, or there shall exist any statute, rule or regulation, in each case, permanently restraining, enjoining or otherwise prohibiting (collectively, “Restraints”) the consummation of the Offer or the Merger; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall have used reasonable best efforts to prevent the entry of and to remove such Restraints; or

(ii) if the Acceptance Time has not occurred by November 9, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Acceptance Time to occur by such date;

(c) By Parent if, prior to the Acceptance Time, there has been a breach by the Company of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach or inaccuracy has resulted in the conditions set forth in paragraphs (c) or (d) of Annex I not being satisfied (and such breach or inaccuracy has not been cured or such condition has not been satisfied within twenty (20) days following notice by Parent thereof or such breach or inaccuracy is not reasonably capable of being cured);

(d) By the Company if, prior to the Acceptance Time, there has been a breach by Parent or Sub of, or any inaccuracy in, any representation, warranty, covenant or other agreement of Parent or Sub set forth in this Agreement, which breach or inaccuracy is reasonably expected to prevent Parent or Sub from performing in all material respects its obligations and covenants required to be performed by it under this Agreement (and such breach or inaccuracy has not been cured within twenty (20) days following notice by the Company thereof or such breach or inaccuracy is not reasonably capable of being cured);

(e) By Parent, at any time prior to the Acceptance Time, if (i) (A) the Company Board of Directors shall have effected an Adverse Recommendation Change (including an Adverse Recommendation Change pursuant to Section 5.2(e)), (B) the Company Board of Directors shall have recommended (or publicly proposed to do so) to the Company’s stockholders an Acquisition Proposal (other than the Offer and the Merger) or approved any such Acquisition Proposal (or publicly proposed to do so), or the Company shall have publicly announced its intention to enter into an Alternative Acquisition Agreement or shall have entered into an Alternative Acquisition Agreement, (C) following the date any Acquisition Proposal or any material modification thereto is first made public, sent or given to the shareholders of the Company, the Company fails to issue a press release that expressly reaffirms the Company Board of Directors’ recommendation in support of the Offer and the Merger within five (5) Business Days following Parent’s written request to do so (which request may only be made once with respect to any such Acquisition Proposal and each material modification thereto), or (D) the Company Board of Directors shall have failed to recommend against, or taken a neutral position with respect to, a tender or exchange offer related to an Acquisition Proposal (other than the Offer and the Merger) in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act within ten (10) business days after the commencement of such tender or exchange offer; or (ii) the Company shall have violated or breached in any material respect its obligations under Section 5.2 and prior to termination under this Section 8.1(e)(ii) the Company has received an Acquisition Proposal;

(f) At any time prior to the Acceptance Time, by the Company, pursuant to and in compliance with the terms of Section 5.2(d), in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal;

(g) By the Company (i) if, for any reason, Sub shall have failed to commence the Offer by the date that is fifteen (15) business days after the date of this Agreement; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(g) if such failure to commence the Offer has resulted from the breach of this Agreement by the Company or if the Company has not provided Sub with a Schedule 14D-9 the Company is prepared to file, without further revisions, upon commencement of the Offer; provided, further that the Company may not terminate this Agreement pursuant to this Section 8.1(g) after such time as Sub has commenced the Offer; or

(h) By the Parent or the Company if the Offer (as it may have been extended pursuant to Section 1.1(a)) expires as a result of the non-satisfaction of the conditions of the Offer, without Sub having accepted for payment any Shares validly tendered (and not withdrawn) pursuant to the Offer; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(h) if the non-satisfaction of the conditions of the Offer is attributable to the failure of such party to fulfill any of its obligations under this Agreement.

8.2 Effect of Termination.

(a) Any termination of this Agreement under Section 8.1 hereof will be effective immediately upon the delivery of a written notice of the terminating party to the other party hereto and, in the case of a termination by the Company pursuant to Section 8.1(f), payment of the Termination Fee. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become null and void and be of no further force or effect and there shall be no liability on the part of Parent, Sub or the Company (or any of their respective directors, officers, employees, stockholders, agents or representatives), except as set forth in the last sentence of Section 6.4, SECTION 8 and SECTION 9, each of which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from liability for fraud or knowing and willful breach (other than in any immaterial respect) of any of its covenants or agreements set forth in this Agreement (it being understood that the failure of the Parent or Sub to accept for payment and pay for the Shares validly tendered and not withdrawn pursuant to the Offer promptly following the Expiration Date in the event that all conditions of the Offer have been satisfied or, to the extent permitted, waived, as of the Expiration Date shall be deemed a knowing and willful breach (in a material respect) by the Parent and Sub pursuant to this Agreement).

(b) If Parent shall have terminated this Agreement pursuant to Section 8.1(e)(i), the Company shall promptly pay Parent a termination fee (the “Termination Fee”) of $2,250,000, but in no event later than two (2) business days after the date of receipt of Parent’s termination notice. If the Company intends to terminate this Agreement pursuant to Section 8.1(f), it shall, in connection with and as a condition to such termination, pay Parent the Termination Fee. If Parent terminates this Agreement pursuant to Section 8.1(c), Section 8.1(e)(ii) or Section 8.1(h) (and in the case of termination pursuant to Section 8.1(h) there has been, prior to such termination, a material breach of Section 5.2 of this Agreement), and prior to such termination an Acquisition Proposal has been made (in the case of termination pursuant to Section 8.1(c) or Section 8.1(e)(ii)) or publicly announced and not publicly withdrawn (in the case of termination pursuant to Section 8.1(h)), then the Company shall pay Parent the Termination Fee upon signing a definitive agreement for a transaction relating to an Acquisition Proposal (or if earlier, the consummation of a transaction contemplated by an Acquisition Proposal), provided such signing (or, if earlier, such consummation) occurs within twelve (12)

months after the date of such termination (provided that for purposes of this sentence, all references to fifteen percent (15%) in the definition of “Acquisition Proposal” shall be deemed to be references to fifty percent (50%)). All amounts due hereunder shall be payable by wire transfer in immediately available funds to such account as Parent may designate in writing to the Company. If the Company fails to promptly make any payment required under this Section 8.2(b) and Parent commences a suit to collect such payment, the Company shall reimburse Parent’s reasonable fees and expenses (including reasonable attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 8.2(b).

(c) The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

8.3 Fees and Expenses. Except as set forth in Section 8.2, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated. On or before the second (2nd) business day prior to expiration of the Offer, if requested by Parent, the Company shall deliver to Parent invoices from all third parties for Company Transaction Expenses, which invoices shall include all fees and expenses payable to such third parties as of the date such invoices are delivered to Parent together with an estimate of all fees and expenses to be incurred through the Effective Time.

8.4 Amendment. Subject to applicable Law and as otherwise provided in the Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, but after the purchase of Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration and, after the approval of this Agreement by the stockholders, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Waiver. At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided, that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

SECTION 9 - MISCELLANEOUS

9.1 No Survival. None of the representations and warranties contained herein shall survive the Acceptance Time.

9.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a) if to Parent or Sub, to:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Telephone: (212) 733-2323

Facsimile: (212) 573-0768

Attention: Executive Vice President and General Counsel

with a copy to:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Telephone: (212) 733-7965

Facsimile: (646) 348-8162

Attention: Andrew J. Muratore, Esq.

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attn: Steven A. Wilcox, Esq.

Email: steven.wilcox@ropesgray.com

Telephone: (617) 951-7319

Facsimile: (617) 235-0223

(b) if to the Company, to:

Icagen, Inc.

4222 Emperor Boulevard, Suite 350

Durham, North Carolina 27703

Attn: P. Kay Wagoner, Ph.D.

Email: kwagoner@icagen.com

Telephone: (919) 941-5206

Facsimile: (919) 941-0813

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attn: Hal J. Leibowitz, Esq.

Email: hal.leibowitz@wilmerhale.com

Telephone: (617) 526-6461

Facsimile: (617) 526-5000

Any party may by notice given in accordance with this Section 9.2 to the other parties designate updated information for notices hereunder.

9.3 Entire Agreement. This Agreement (including the Schedules, Annexes and Exhibits hereto and the documents and instruments referred to herein) contains the entire agreement among the parties with respect to the Offer, the Merger and related transactions, and supersedes all prior agreements, written or oral, among the parties with respect thereto, other than the Confidentiality Agreement and the Tender and Voting Agreements with the Principal Stockholders.

9.4 Governing Law. This Agreement and all actions arising under or in connection therewith shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.5 Binding Effect; No Assignment; No Third-Party Beneficiaries.

(a) This Agreement shall not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly-owned subsidiaries of Parent or (iii) to one or more direct or indirect wholly-owned subsidiaries of Parent (each, an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees; provided, however, that in connection with any assignment to an Assignee, Parent and Sub (or the assignor) shall agree to remain liable for the performance by Parent and Sub (and such assignor, if applicable) of their obligations hereunder. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(b) Other than (Section 6.8, which shall confer third party beneficiary rights to the parties identified therein nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.6 Counterparts and Signature. This Agreement may be executed in two (2) or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

9.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

9.8 Submission to Jurisdiction; Waiver. Each of the Company, Parent and Sub irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, and each of the Company, Parent and Sub hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of the Company, Parent and Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.9 Rules of Construction; Certain Definitions.

(a) Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (vi) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vii) references to a person are also to its permitted successors and assigns; (viii) references to an “Article”, “Section”, “Exhibit”, “Annex” or “Schedule” refer to an Article or Section of, or an Exhibit, Annex or Schedule to, this Agreement; (ix) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (x) references to a federal, state, local or foreign statute or Law include any rules, regulations and delegated legislation issued thereunder; and (xi) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(b) The following definitions apply to this Agreement: (i) references to the “Company’s knowledge” and words of similar import shall mean the knowledge of the individuals listed in Section 9.9(b) of the Company Disclosure Schedule, after reasonable inquiry of the officers of the Company who are primarily responsible for the matter(s) in question; (ii) references to the number of Shares then outstanding “on a fully diluted basis” means the number of Shares then outstanding, together with the Shares pursuant to Company RSUs and Shares that the Company may be required to issue pursuant to Company Options or Company Warrants outstanding at that date, whether or not vested and whether or not their exercise prices are less than the Offer Price; (iii) the term “Governmental Entity” shall mean any foreign or domestic arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government; (iv) the term “business day” shall mean any day on which the principal offices of the SEC in Washington, DC are open to accept filings other than a day on which banking institutions located in New York, New York are permitted or required by Law to remain closed; and (v) the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(c) The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in a Company Material Adverse Effect or is outside the ordinary course of business. When reference is made in this Agreement to information that has been “made available” to Parent or Sub, that shall include (i) information included in the Company’s electronic data room no later than 5:00 p.m., Eastern Time, on the date prior to the date of this Agreement, and (ii) information provided directly to Parent or its counsel.

9.10 No Waiver; Remedies Cumulative; Specific Performance.

(a) No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

(b) Notwithstanding the provisions of Section 8.2(c), the parties hereto agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with the terms hereof or are otherwise breached, and that the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of injunctive and other equitable relief. The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at Law or in equity.

9.11 Waiver of Jury Trial. EACH OF PARENT, COMPANY AND SUB HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR

OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first stated above.

ICAGEN, INC.

By:	/s/ P. Kay Wagoner, Ph.D.
Name: P. Kay Wagoner, Ph.D.
Title: President and Chief Executive Officer

PFIZER INC.

By:	/s/ Douglas E. Giordano
Name: Douglas E. Giordano
Title: Senior Vice President Worldwide Development

ECLIPSE ACQUISITION CORP.

By:	/s/ Andrew J. Muratore
Name: Andrew J. Muratore
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

Annex I

Conditions to the Offer

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Sub’s rights to extend and amend the Offer at any time in its sole discretion (subject to, and only in accordance with, the provisions of the Merger Agreement), Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares if (i) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), the number of Shares validly tendered (including by guaranteed delivery) (and not validly withdrawn), together with any Shares beneficially owned by Parent or any subsidiary of the Parent, does not equal at least a majority of the Shares then outstanding on a fully diluted basis on the date of purchase (the “Minimum Condition”) or (ii) at any time on or after the date of the Merger Agreement and before the expiration of the Offer, any of the following shall occur and be continuing:

(a) there shall be pending any suit, action or proceeding brought by any Governmental Entity (i) seeking to prohibit or impose any material limitations on Parent’s or Sub’s ownership or operation (or that of any of their respective subsidiaries or Affiliates) of all or any material portion of their or the Company’s or the Company’s subsidiaries’ businesses or assets, taken as a whole, or to compel Parent or Sub or their respective subsidiaries or Affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent or their respective subsidiaries, (ii) seeking to prohibit or make illegal the making or consummation of the Offer or the Merger, (iii) seeking to impose material limitations on the ability of Sub, or render Sub unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer or the Merger, (iv) seeking to impose material limitations on the ability of Sub or Parent effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Company’s stockholders, or (v) seeking to require divestiture by Parent or any of its subsidiaries or Affiliates of any Shares;

(b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable, by or on behalf of a Government Entity, to the Offer, the Merger or any other transaction contemplated hereby, or any other action shall be taken by any Governmental Entity, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c)(1) the representations and warranties of the Company contained in the Merger Agreement, other than those in Section 3.2, Section 3.3(a), the third sentence of Section 3.5, and the first sentence of Section 3.8, shall not be true and correct, without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Company Material Adverse Effect,” except where the failure to be so true and correct, individually or in the aggregate, does not have a Company Material Adverse Effect, (2) the representations and warranties of the Company contained in Section 3.2 and the first sentence in Section 3.8 shall not be true and correct and (3) the representations and warranties of the Company contained in Section 3.3(a) and in the third sentence of Section 3.5 shall not be true and correct in all material respects (it being understood that the representations and warranties in Section 3.3(a) shall be deemed not to have been true and correct in all material respects if the actual number of Shares outstanding on a fully diluted basis as of the Acceptance Time exceeds the number of Shares outstanding on a fully diluted basis derived from Section 3.3(a) as of the date of this Agreement by more than a de minimus amount), in the case of each of clauses (1) through (3) above as of the date of the Merger Agreement and as of the date of determination as though made on the date of determination (except to the extent that such representation or warranty expressly relates to a specified date, in which case as of such specified date);

(d) the Company shall have breached or failed to perform or to comply, in all material respects, with all agreements, obligations and covenants to be performed or complied with by it under the Merger Agreement;

(e) cash and cash equivalents on the Company’s balance sheet as of the date of expiration of the Offer fails to exceed (i) $11,000,000 if such date occurs on or prior to August 31, 2011, (ii) $9,750,000 if such date occurs after August 31, 2011 but on or prior to September 30, 2011, or (iii) $8,500,000 if such date occurs after September 30, 2011 and on or prior to the Outside Date (in each case, exclusive, whether or not previously paid, of all Company Transaction Expenses);

(f) Parent and Sub shall have failed to receive a certificate executed by the Company’s Chief Executive Officer or President on behalf of the Company, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (c) and (d) of this Annex I have not occurred; or

(g) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Sub, may be asserted by Parent or Sub regardless of the circumstances giving rise to such condition, and may be waived by Parent or Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Sub, subject in each case to the terms of the Merger Agreement. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The term “Merger Agreement” shall be deemed to refer to the Agreement to which this Annex I is annexed and the term “Company Transaction Expenses” shall mean the fees and expenses of any attorneys, accountants, advisors, consultants, investment bankers, finders, agents or other persons incurred by the Company in connection with the Merger Agreement and the transactions contemplated thereby. The other capitalized terms used in this Annex I shall have the meanings set forth in the Merger Agreement.

Annex II

TENDER AND VOTING AGREEMENT

THIS TENDER AND VOTING AGREEMENT (this “Agreement”) dated July 20, 2011, is entered into between Pfizer Inc., a Delaware corporation (“Parent”), Eclipse Acquisition Corp., a Delaware corporation and direct or indirect wholly owned subsidiary of Parent (“Sub”), and [                    ] (“Stockholder”), with respect to (i) the shares of common stock, par value $0.001 per share (the “Shares”), of Icagen, Inc., a Delaware corporation (the “Company”), (ii) all securities exchangeable, exercisable or convertible into Shares, and (iii) any securities issued or exchanged with respect to such Shares, and upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or upon any other change in the Company’s capital structure, in each case whether now owned or hereafter acquired by the Stockholder (collectively, the “Securities”).

W I T N E S S E T H:

WHEREAS, Parent, Sub and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, other than to lower the price to be paid in the Offer or Merger, in accordance with the terms thereof, the “Merger Agreement”) pursuant to which Sub has agreed to make a cash tender offer described therein and thereafter merge with and into the Company (the “Merger”) with the result that the Company becomes a wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, Stockholder beneficially owns and has the power to dispose of the Securities set forth on Schedule I hereto and has the power to vote the Shares set forth thereon;

WHEREAS, Parent and Sub desire to enter into this Agreement in connection with their efforts to consummate the acquisition of the Company;

WHEREAS, capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Merger Agreement.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Covenants.

1.1 Lock-Up. Subject to Section 1.5, except as contemplated by the Merger Agreement, [Note: For Stockholder party to 10b5-1 plan only: or pursuant to the terms of the trading plan listed on Schedule II hereto, adopted pursuant to Rule 10b5-1 under the Exchange Act prior to the date of this Agreement,] Stockholder hereby covenants and agrees that between the date hereof and the Termination Date (as defined below), Stockholder will not (a) directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner any of the Securities, or agree to do any of the foregoing, or (b) take any action which would have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing, in connection with any transfer not involving or relating to any Acquisition Proposal, Stockholder may transfer any or all of the Securities as follows: (i) in the case of a Stockholder that is an entity, to any subsidiary, partner or member of Stockholder, and (ii) in the case of an individual Stockholder, to Stockholder’s spouse, ancestors, descendants or any trust for any of their benefits or to a charitable trust; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person to which any of such Securities or any interest in any of such Securities is or may be transferred shall have executed and delivered to Parent and Sub a counterpart to this Agreement pursuant to which such person shall be bound by all of the terms and provisions of this Agreement.

1.2 No Solicitation. Between the date hereof and the Termination Date, except as permitted by Section 5.2 of the Merger Agreement, neither the Stockholder nor any director, officer, agent, representative, employee, advisor, attorney or accountant of Stockholder or those of its subsidiaries, in each case acting in his, her or its capacity as such (collectively, “Representatives”) shall, directly or indirectly, take any action, or cause an affiliate to take any action, that the Company is prohibited from taking under Section 5.2 of the Merger Agreement.

1.3 Certain Events. [Note: For Stockholder party to 10b5-1 plan only: Except pursuant to the terms of the trading plan listed on Schedule II hereto, adopted pursuant to Rule 10b5-1 under the Exchange Act prior to the date of this Agreement, this] [This] Agreement and the obligations hereunder will attach to the Securities and will be binding upon any person to which legal or beneficial ownership of any or all of the Securities passes, whether by operation of Law or otherwise, including without limitation, the Stockholder’s successors or assigns. This Agreement and the obligations hereunder will also attach to any additional Shares or other Securities of the Company issued to or acquired by the Stockholder prior to the Termination Date.

1.4 Grant of Proxy; Voting Agreement.

(a) The Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Securities and hereby irrevocably appoints Parent as proxy for Stockholder to vote the Securities, including the Shares beneficially owned as of the date hereof and set forth on Schedule I hereto, for Stockholder and in Stockholder’s name, place and stead, at any annual or special meeting, or at any adjournment thereof or pursuant to any consent of the stockholders of the Company, in lieu of a meeting or otherwise, whether before or after the Acceptance Time, (i) for the adoption of the Merger Agreement, and (ii) against any other action, agreement or transaction submitted for approval to the stockholders of the Company that would constitute an Acquisition Proposal. The parties acknowledge and agree that neither Parent, nor Parent’s successors, assigns, subsidiaries, divisions, employees, officers, directors, stockholders, agents and affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever to the Stockholder in connection with or as a result of any voting by Parent of the Securities or any execution of any consent. The parties acknowledge that, pursuant to the authority hereby granted under the irrevocable proxy, Parent may vote the Securities in furtherance of its own interests, and Parent is not acting as a fiduciary for the Stockholder prior to the Termination Date.

(b) Notwithstanding the foregoing grant to Parent of the irrevocable proxy, if Parent elects not to exercise its rights to vote the Securities pursuant to the irrevocable proxy, Stockholder agrees to vote the Securities during the term of this Agreement in favor of or give its consent to, as applicable, a proposal to adopt the Merger Agreement as described in Section 1.4 at any annual or special meeting or action of the stockholders of the Company in lieu of a meeting or otherwise.

(c) This irrevocable proxy shall not be terminated by any act of the Stockholder or by operation of law, whether by the death or incapacity of the Stockholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which Stockholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). If between the execution hereof and the Termination Date, Stockholder should die or become incapacitated, or if any trust or estate holding the Securities should be terminated, or if any corporation or partnership holding the Securities should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates representing the Securities shall be delivered by or on behalf of Stockholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by Parent hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

1.5 Tender of Securities. Stockholder agrees, in exchange for the consideration described in the Merger Agreement, to tender the Shares beneficially owned as of the date hereof and set forth on Schedule I hereto to Sub in the Offer as soon as practicable following the commencement of the Offer, and in any event not later than five (5) business days following the commencement of the Offer. Stockholder further agrees, in exchange for the consideration described in the Merger Agreement, to tender the Shares acquired by Stockholder after the date hereof promptly following such acquisition. Such Stockholder agrees, while this Agreement is in effect, to notify Parent and Sub promptly in writing of the number of any additional Shares or other Securities of the Company acquired by such Stockholder, if any, after the date hereof. Stockholder shall not withdraw any such Shares so tendered unless the Offer is terminated or this Agreement shall have been terminated in accordance with its terms. Notwithstanding the foregoing, Stockholder shall not be required, for purposes of this Agreement, to exercise any unexercised Company Options held by such Stockholder or tender any Shares granted to such Stockholder under an employee benefit plan of the Company if such Company Options or Shares are unvested and subject to any risk of forfeiture (“Non-Tender Securities”).

1.6 Option.

(a) On the terms and subject to the conditions set forth herein, Stockholder hereby grants to Parent an irrevocable option (the “Option”) to purchase all of the right, title and interest of Stockholder in and to Stockholder’s Securities, other than

Stockholder’s Non-Tender Securities, at a price per share equal to the Offer Price. Parent may exercise the Option in whole, but not in part, if, but only if, (i) Sub has acquired Shares pursuant to the Offer and (ii) Stockholder has failed to tender into the Offer any Shares other than Stockholder’s Non-Tender Securities or shall have withdrawn the tender of any Shares other than Stockholder’s Non-Tender Securities into the Offer. Parent may exercise the Option at any time within the sixty (60) days following the date when such Option first becomes exercisable.

(b) In the event that Parent is entitled to and wishes to exercise the Option, Parent shall send a written notice to Stockholder specifying the place and the date for the closing of such purchase, which date shall be not more than sixty (60) days after the date of such notice; provided that in the event that prior notification to, or approval of, any Governmental Entity is required in connection with the exercise of the Option or there shall be in effect any preliminary or final injunction or other order issued by any Governmental Entity prohibiting the exercise of the Option, the period of time during which the date of the closing may be fixed shall be extended until the tenth (10th) day following the last date on which all required approvals shall have been obtained, all required waiting periods shall have expired or been terminated and any such prohibition shall have been vacated, terminated or waived.

(c) At the closing of the purchase of Stockholder’s Securities other than Stockholder’s Non-Tender Securities pursuant to exercise of the Option, simultaneously with the payment by Parent of the purchase price for Stockholder’s Securities, such Stockholder shall deliver, or cause to be delivered, to the Sub certificates representing Securities duly endorsed to Parent or accompanied by stock powers or other transfer documents duly executed by the Company in blank, together with any necessary stock transfer stamps properly affixed, free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever, other than those arising under the securities laws or under the Company’s governance documents or under any Registration Rights Agreement between the Company and Stockholder (collectively, “Liens”).

(d) Without limitation of any provision of the Merger Agreement or the Annexes thereto, each of Parent, Sub, the Surviving Corporation, the Paying Agent and the Company, as applicable, shall be entitled to deduct and withhold, and /or cause to be deducted and withheld, from any amounts payable or otherwise deliverable pursuant to this Section 1.6 such amounts as are required to be deducted or withheld under the Code, or any applicable provision of state, local or non-U.S. Tax Law. To the extent such amounts are so deducted or withheld, such amounts shall be (a) remitted by Parent, Sub, the Surviving Corporation, the Paying Agent, or the Company, as the case may be, to the applicable Governmental Entity and (b) treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid. Any transfer and similar Taxes imposed in connection with the transactions contemplated by this Agreement shall be for the account of the person(s) to whom consideration is payable with respect to such transactions.

1.7 Public Announcement. Stockholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Parent, except as may be required by Law, including any filings with the SEC pursuant to the Exchange Act. This Section 1.7 shall terminate and be null and void upon the earlier of (i) the Termination Date and (ii) consummation of the Merger.

1.8 Disclosure. Stockholder hereby authorizes Parent and Sub to publish and disclose in any announcement or disclosure required by the SEC, The Nasdaq Stock Market or the New York Stock Exchange or any other national securities exchange and in the Offer Documents and, if necessary, the Proxy Statement, (including all documents and schedules filed with the SEC, The Nasdaq Stock Market or the New York Stock Exchange in connection with either of the foregoing), its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this Agreement. Parent and Sub hereby authorize Stockholder to make such disclosure or filings as may be required by the SEC or Nasdaq or any other national securities exchange.

2. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and Sub, as of the date hereof and as of the date Sub purchases Shares pursuant to the Offer, that:

2.1 Ownership. Stockholder has good and marketable title to, and is the sole legal and beneficial owner of, the Securities set forth on Schedule I hereto, in each case free and clear of all Liens. At the time Sub purchases the Shares pursuant to the Offer, Stockholder will transfer and convey to Parent or its designee good and marketable title to the Shares included in the Securities, free and clear of all Liens created by or arising through Stockholder.

2.2 Authorization. Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Stockholder has sole voting power and sole power of disposition, with respect to the Securities with no restrictions on its voting rights or rights of disposition pertaining thereto, except as set forth in the Securities Act or pursuant to applicable community property laws. Stockholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity. If the Stockholder is married and the Securities constitute community property, this Agreement has been duly authorized, executed and delivered by the Stockholder’s spouse, and this Agreement is a legal, valid and binding agreement of the Stockholder’s spouse, enforceable against the Stockholder’s spouse in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

2.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require the Stockholder to file or register with, or obtain any permit, authorization, consent or approval of, any Governmental Entity other than filings with the SEC pursuant to the Exchange Act, or (b) violate, or cause a breach of or default under, or conflict with any contract, agreement or understanding, any Law binding upon the Stockholder, except for such violations, breaches, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to have a material adverse effect on the Stockholder's ability to satisfy its obligations under this Agreement. As of the date hereof, no proceedings are pending which, if adversely determined, will have an adverse effect on Stockholder’s ability to vote or dispose of any of the Securities. The Stockholder has not previously assigned or sold any of the Securities to any third party.

2.4 Stockholder Has Adequate Information. Stockholder is a sophisticated seller with respect to the Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities and has independently and without reliance upon either Sub or Parent and based on such information as Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Stockholder acknowledges that neither Sub nor Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Stockholder acknowledges that the agreements contained herein with respect to the Securities by Stockholder are irrevocable (prior to the Termination Date), and that Stockholder shall have no recourse to the Securities, Parent or Sub, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

2.5 No Setoff. The Stockholder has no liability or obligation related to or in connection with the Securities other than the obligations to Parent and Sub as set forth in this Agreement.

2.6 No Amounts Payable to Stockholder. Except as disclosed in the Merger Agreement, there are no amounts due or payable by the Company to the Stockholder in connection with the transactions contemplated by the Merger Agreement or this Agreement (other than any payments required under the Merger Agreement solely in exchange for equity securities of the Company).

3. Representations and Warranties of Parent and Sub. Parent and Sub hereby represent and warrant to Stockholder, as of the date hereof that:

3.1 Authorization. Parent and Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Parent and Sub have duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

3.2 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, or cause a breach of or default under, any contract or agreement, any statute or law, or any judgment, decree, order, regulation or rule of any Governmental Entity, except for such violations, breaches or defaults which are not reasonably likely to prevent, or materially delay, the ability of either Parent or Sub to satisfy its obligations under this Agreement.

4. Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Termination Date. The respective representations and warranties of Stockholder, Parent and Sub contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto.

5. Specific Performance. Stockholder acknowledges that Sub and Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to Sub and Parent upon the breach by Stockholder of such covenants and agreements, Sub and Parent shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

6. Miscellaneous.

6.1 Term. This Agreement and all obligations hereunder shall terminate upon the earlier of (i) the day after the Merger is consummated, (ii) the Outside Date, (iii) the date of any modification, waiver or amendment to the Merger Agreement in a manner that reduces the amount or changes the form of consideration payable thereunder to the Stockholder, and (iv) the termination of the Merger Agreement pursuant to Section 8.1 thereof (the earliest of (i), (ii), (iii) and (iv), the “Termination Date”). Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 6.1 shall relieve any party from liability for fraud or any willful breach of this Agreement prior to termination hereof, and (ii) the provisions of this Article 6 shall survive any termination of this Agreement.

6.2 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) the Stockholder makes no agreement or understanding herein in any capacity other than in the Stockholder’s capacity as a record holder and beneficial owner of Securities, and not in such Stockholder’s capacity as a director, officer or employee of the Company or in such Stockholder’s capacity as a trustee or fiduciary of any Employee Benefit Plan, and (b) nothing herein will be construed to limit or affect any action or inaction by the Stockholder or any Representative of the Stockholder, as applicable, serving on the Company Board of Directors or as an officer or fiduciary of the Company, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company.

6.3 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement. Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

6.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

6.5 Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

6.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.7 Assignment. Without limitation to Section 1.1, this Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that each of Parent and Sub may freely assign its rights to another direct or indirect wholly owned subsidiary of Parent or Sub without such prior written approval but no such assignment shall relieve Parent or Sub of any of its obligations hereunder. Any purported assignment requiring consent without such consent shall be void.

6.8 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be an original, but each of which together shall constitute one and the same Agreement.

6.9 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a) if to Parent or Sub, to:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Telephone: (212) 733-2323

Facsimile: (212) 573-0768

Attention: Executive Vice President and General Counsel

with a copy to:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Telephone: (212) 733-7965

Facsimile: (646) 348-8162

Attention: Andrew J. Muratore, Esq.

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attn: Steven A. Wilcox, Esq.

Email: steven.wilcox@ropesgray.com

Telephone: (617) 951-7319

Facsimile: (617) 235-0223

(b) If to Stockholder, to the addresses indicated on Schedule I hereto.

Any party may by notice given in accordance with this Section 6.9 to the other parties to designate updated information for notices hereunder.

6.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to its principles of conflicts of Laws.

6.11 Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and, absent agreement among the parties, a court is authorized to so modify this Agreement.

6.12 Further Assurances. From time to time, at Parent’s request and without further consideration, Stockholder shall execute and deliver to Parent such documents and take such action as Parent may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Parent good, valid and marketable title to the Securities, including, but not limited to, using its best efforts to cause the appropriate transfer agent or registrar to transfer of record the Securities.

6.13 Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

6.14 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.15 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board of Directors has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s certificate of incorporation, the possible acquisition of the Shares by Parent and Sub pursuant to the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

[The rest of this page has intentionally been left blank]

IN WITNESS WHEREOF, Parent, Sub and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

PFIZER INC.

By:
Name:
Title:

ECLIPSE ACQUISITION CORP.

By:
Name:
Title:

STOCKHOLDER:

Name:

SCHEDULE I TO

THE TENDER AND VOTING AGREEMENT

1.	Securities held by Stockholder:

Stockholder	Shares	Options to Purchase Shares	Restricted Shares

2.	Address to which notices or other communications are to be sent in accordance with Section 6.9 of this Agreement:

Stockholder:

Facsimile:
Email:

with a copy to:

Facsimile:
Email:

and with a copy to:

SCHEDULE II TO

THE TENDER AND VOTING AGREEMENT

Annex III

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ICAGEN, INC.

* * * * *

1. The name of the corporation is: ICAGEN, INC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The total number of shares of stock which this corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, $0.01 par value per share, amounting in the aggregate to One Hundred Dollars ($100.00). Each share of Common Stock shall be entitled to one vote.

5. Elections of directors need not be by written ballot unless the by-laws of this corporation shall provide.

6. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

7. This corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this corporation or while a director or officer is or was serving at the request of this corporation as a director, officer, partner, employee or trustee of, or in a similar capacity with any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom; provided, however, that the foregoing shall not require this corporation to indemnify or advance expenses to any person in connection with any action, suit or proceeding initiated by or on behalf of such person unless such action, suit or proceeding was authorized in the specific case by the board of directors of the corporation. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph 7 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph 7 shall not adversely affect any right or protection of a director or officer of this corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

8. A director of this corporation shall not be liable personally to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this paragraph 8 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[Remainder of Page Intentionally Left Blank]

Annex IV

AMENDMENT TO PURCHASE AGREEMENT

July 20, 2011

This First Amendment to the Purchase Agreement (the “First Amendment”) is dated as of the date hereof, between Icagen, Inc., a Delaware corporation with offices at 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703 (“Icagen”), and Pfizer Inc., a Delaware corporation with offices at 235 East 42nd Street, New York, New York 10017 (“Pfizer”).

Capitalized terms used but not otherwise defined herein shall have the same meaning ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Pfizer and Icagen entered into a Purchase Agreement (the “Purchase Agreement”) as of August 13, 2007, whereby Pfizer agreed to purchase from Icagen, and Icagen agreed to issue and sell to Pfizer, upon the terms and conditions stated in the Purchase Agreement, up to a maximum of $15,000,000 of Icagen’s common stock, par value $0.001 per share (the “Common Stock”);

WHEREAS, on August 20, 2007, in a first closing under the Purchase Agreement, Icagen sold shares of Common Stock with an aggregate purchase price of approximately $15,000,000 to Pfizer and in a subsequent closing under the Purchase Agreement on February 13, 2008, Icagen sold shares of Common Stock to Pfizer with an aggregate purchase price of approximately $10,000,000;

WHEREAS, under Section 3.6 of the Purchase Agreement, Pfizer agreed to appoint, subject to certain exceptions, each of the President and the Treasurer of Icagen, with full power of substitution, as the proxies of Pfizer with respect to certain matters on which Pfizer is entitled to vote as a holder of Common Stock;

WHEREAS, concurrently with the execution and delivery of this First Amendment, Icagen, Pfizer and Eclipse Acquisition Corp., a Delaware corporation and a direct or indirect wholly-owned subsidiary of Pfizer, are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”); and

WHEREAS, the parties hereto desire to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Proxy

1.1.	The parties agree that, effective upon the execution of this First Amendment, and notwithstanding any provision in the Purchase Agreement to the contrary, Pfizer shall be permitted to vote, or cause to be voted, and Pfizer hereby agrees to vote,

92

or cause to be voted, all of the Shares then beneficially owned by Pfizer or any of its subsidiaries (including Sub) in favor of the Merger and the adoption of the Merger Agreement.

1.2.	The parties further agree that, from and after the Acceptance Time, and notwithstanding any provision in the Purchase Agreement to the contrary, Pfizer shall be permitted to vote or cause to be voted, all of the Shares then beneficially owned by Pfizer or any of its subsidiaries (including Sub) for such directors on Icagen’s board of directors as are designated by Pfizer pursuant to Section 6.10 of the Merger Agreement.

2.	Miscellaneous

2.1.	If for any reason the Merger Agreement is terminated, this First Amendment shall automatically terminate and be of no further force or effect.

2.2.	The parties hereby confirm and agree that, as amended hereby, the Purchase Agreement, including all other terms and conditions, remains in full force and effect and is a binding obligation of the parties hereto.

2.3.	This First Amendment may be executed in two or more counterparts, by facsimile or other electronic format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

93

IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed as of the date first above written.

ICAGEN, INC.

By:
Name:	P. Kay Wagoner, Ph.D.
Title:	President and Chief Executive Officer

PFIZER INC.

By:
Name:	Douglas E. Giordano
Title:	Senior Vice President Worldwide Business Development

FIRST AMENDMENT TO PURCHASE AGREEMENT

Annex V

AMENDMENT TO COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

July 20, 2011

This Third Agreement and Amendment to the Collaborative Research & License Agreement (the “Third Amendment”) is dated as of the date hereof, between Icagen, Inc., a Delaware corporation with offices at 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703 (“Icagen”), and Pfizer Inc., a Delaware corporation with offices at 235 East 42nd Street, New York, New York 10017 (“Pfizer”).

Capitalized terms used but not otherwise defined herein shall have the same meaning ascribed to such terms in the Amended Collaborative Agreement (as defined below).

WHEREAS, Pfizer and Icagen entered into the Collaborative Research & License Agreement (the “Collaborative Agreement”) as of August 13, 2007, and subsequently entered into (i) an Agreement and Amendment to the Collaborative Agreement as of September 17, 2009 (the “First Amendment”), and (ii) a Second Agreement and Amendment to the Collaborative Agreement as of September 21, 2010 (the “Second Amendment,” together with the Collaborative Agreement and the First Amendment, the “Amended Collaborative Agreement”);

WHEREAS, under Section 4.4 of the Amended Collaborative Agreement, Pfizer has agreed to pay Icagen certain development milestone payments upon the completion of certain Development Events (such payments, the “Development Milestone Payments”);

WHEREAS, concurrently with the execution and delivery of this Third Amendment, Icagen, Pfizer and Eclipse Acquisition Corp., a Delaware corporation and a direct or indirect wholly-owned subsidiary of Pfizer, are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”); and

WHEREAS, the parties hereto desire to amend the Amended Collaborative Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Development Milestone Payments

1.1	The parties agree that, from and after the date of this Third Amendment, no Development Milestone Payments shall be due or payable by Pfizer to Icagen, nor shall Pfizer be required to notify Icagen of the achievement of any Development Event, in each case, under Section 4.4 of the Amended Collaborative Agreement, provided that, if the Merger Agreement is terminated pursuant to Section 8.1 of the Merger Agreement, then this Section 1.1 of this Third Amendment shall terminate and all Development Milestone Payment obligations and notification obligations with respect to the achievement of Development Events shall thereupon be reinstated (a “Reinstatement”).

1.2	Upon a Reinstatement, any Development Milestone Payment(s) that would have been due and payable by Pfizer to Icagen but for this Third Amendment, shall be paid by Pfizer in accordance with the terms of the Amended Collaborative Agreement with interest from the date such payment would have been payable without regard to this Third Amendment (the “Interest Start Date”) until the date paid at a rate equal to the prime rate of Citibank, NA as announced on the Interest Start Date plus three percent (3%), compounded on a calendar quarterly basis. Except as provided in Section 2.1, this Section 1.2 shall survive any expiration or termination of the Amended Collaborative Agreement.

1.3	A termination of the Amended Collaborative Agreement prior to the date of any termination of the Merger Agreement shall not relieve Pfizer of an obligation to make a Development Milestone Payment under Section 10.4 of the Amended Collaborative Agreement, as reinstated pursuant to a Reinstatement, following the termination of the Merger Agreement, if such Development Milestone Payment would otherwise have been due and payable without regard to this Third Amendment.

1.4	Pfizer shall notify Icagen within ten (10) days after a Reinstatement of any Development Events that were completed prior to such Reinstatement and not previously reported to Icagen.

1.5	Pfizer shall not set-off any obligation or liability of Icagen pursuant to the Merger Agreement or any related agreement against any payment obligation of Pfizer under the Amended Collaborative Agreement or Section 1.2 of this Third Amendment.

2.	Termination

2.1.	At the Effective Time (as defined in the Merger Agreement), the Amended Collaborative Agreement shall be terminated without further obligation or liability (for any Development Milestone Payments or otherwise) thereunder on the part of any party hereto.

3.	Miscellaneous

3.1.	The parties hereby confirm and agree that, as amended hereby, the Amended Collaborative Agreement, including all other terms and conditions, remains in full force and effect and is a binding obligation of the parties hereto.

3.2.	This Third Amendment may be executed in two or more counterparts, by facsimile or other electronic format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Third Amendment to be duly executed as of the date first above written.

ICAGEN, INC.

By:
Name:	P. Kay Wagoner, Ph.D.
Title:	President and Chief Executive Officer

PFIZER INC.

By:
Name:	Douglas E. Giordano
Title:	Senior Vice President Worldwide Business Development

THIRD AGREEMENT AND AMENDMENT TO COLLABORATIVE AGREEMENT